EXHIBIT 10.1

CREDIT AGREEMENT
Dated as of December 28, 2016

TRIPLE-S MANAGEMENT CORPORATION, a corporation organized and existing under the laws of the Commonwealth of Puerto Rico (“Borrower”), the banks (the “Banks”) listed on the signature pages hereof, and FIRSTBANK PUERTO RICO (“FirstBank”), as administrative agent (the “Administrative Agent”) for the Lenders hereunder, agree as follows:

WHEREAS, the Borrower has requested that the Lenders lend to the Borrower up to $36,000,000 in three separate facilities to refinance existing indebtedness of the Borrower.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE 1
DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.1  Certain Defined Terms.  Unless otherwise defined in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Account Collateral” means:  (i) the Accounts, and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in the Accounts from time to time; (ii) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing; and (iii) to the extent not covered by clauses (i) and (ii) above, all “proceeds” (as defined under the UCC ) of any or all of the foregoing.

“Accounts” means the Designated Operating Account, the Debt Service Reserve Account, the Tax and Insurance Reserve Account, the Cash Collateral Account and the Operating Accounts.

“Administrative Agent’s Account” means an account of the Administrative Agent maintained by the Administrative Agent with FirstBank at its office at San Juan, Puerto Rico.

“Advance” means an advance by a Lender to the Borrower pursuant to Article 2.

“Affiliate” means with respect to any Person, any other Person (i) that directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such Person, (ii) that directly or indirectly, of record or beneficially, owns or holds ten percent (10%) or more of the shares of any class of the capital stock or other ownership interests of such Person having voting powers, or (iii) ten percent (10%) or more of the shares of such stock or other ownership interests of which are owned or held, directly or indirectly, of record or beneficially, for such Person.  For the purposes of this Agreement, all of the Borrower’s officers, Persons owning ten percent (10%) or more of the voting stock or other ownership interests of the Borrower, directors, subsidiary corporations, joint venturers owning ten percent (10%) or more of the ownership interests in a joint venture with the Borrower, and partners owning ten percent (10%) or more of the partnership interests in a partnership with the Borrower shall all be deemed to be Affiliates of the Borrower.

“Agreement” or “this Agreement” shall include all amendments, modifications and supplements hereto and shall refer to this Agreement as the same may be in effect at the time such reference becomes operative.

“Applicable Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Lending Office” opposite its name on the signature page hereof or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Applicable Margin” means, with respect to each Advance, the percentages per annum as set forth below:

Advances	Applicable Margin

Term Loan A Advances	1.00%

Term Loan B Advances	2.75%

Term Loan C Advances	3.25%

“Appraisal” means an appraisal that (i) is in compliance with FIRREA; (ii) is in form and substance reasonably acceptable to the Administrative Agent and the Majority Lenders; (iii) is addressed to the Administrative Agent for the benefit of Lenders; and (iv) is prepared by an independent third party appraiser holding an MAI designation who is licensed under the laws of the Commonwealth of Puerto Rico and is acceptable to the Administrative Agent.

“Assignment and Acceptance” has the meaning assigned to that term in Section 9.7.

“Banks” has the meaning assigned to that term in the recital of parties to this Agreement.

“Base Rate” means a fluctuating interest rate per annum as shall be in effect from time to time, announced publicly by JPMorgan Chase at its principal office in New York City from time to time as JPMorgan Chase’s prime or base rate. If JPMorgan Chase ceases to announce publicly a prime or base rate, “Base Rate” shall mean the rate of interest published in The Wall Street Journal from time to time as the base or prime rate for such period. If more than one base or prime rate is published in The Wall Street Journal for day, the average of such base or prime rates shall be used, and such average shall be rounded up to the nearest one thousandth of one percent (0.001%). If The Wall Street Journal ceases to publish the base or prime rate, the Administrative Agent shall select an equivalent publication that publishes such base or prime rate, and if such base or prime rate are no longer generally published or are limited, regulated or administered by a governmental or quasi-governmental body, then the Administrative Agent shall select, in its reasonable discretion, a comparable interest rate index.

“Borrower” shall mean Triple-S Management Corporation.

“Borrower Funds” has the meaning assigned to that term in Section 2.8(a)(i).

“Borrowing” means a borrowing consisting of Advances made on the same day by the Lenders.

“Business Day” means a day of the year (i) other than a Saturday or Sunday or a general banking holiday in San Juan, Puerto Rico, and (ii) if the applicable Business Day relates to an Eurodollar Rate Advance, on which dealings on U.S. dollars are carried on in the London interbank market.

“Capitalized Leases” has the meaning assigned to that term in clause (e) of the definition of Debt.

“Cash Collateral Account” has the meaning assigned to that term in Section 6.2(d).

“Casualty” has the meaning assigned to that term in Section 6.3.

“Closing Date” means December 28, 2016.

“Collateral” means the Cash Collateral Account, the Debt Service Reserve Account, the Realty, the Leases, the Rents and all the other property of the Borrower  in which a Lien is granted, or purported to be granted, in accordance with the terms of this Agreement and the other Loan Documents and all proceeds from any of the foregoing.

“Commitment” means, with respect to any Lender, the sum of its Term Loan A Commitment, its Term Loan B Commitment and its Term Loan C Commitment.

“Compliance Certificate” has the meaning assigned to that term in Section 5.1(c)(i).

“Condemnation” has the meaning assigned to that term in Section 6.3.

“Control” or “Controlled” means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person through ownership of voting stock or other ownership interests.

“Constituent Documents” means (a) with respect to the Borrower, its formation agreement and operating agreement, and (b) with respect to any other Person, (i) if such other Person is a corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (ii) if such other Person is a limited liability company, the certificate of formation or articles of formation or organization and operating agreement, and (iii) if such other Person is a partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such Person.

“Debt” means, for any Person, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all Obligations of such Person for the deferred purchase price of property or services, (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) the principal component of all Obligations of such Person as lessee under leases that have been or should be, in accordance with Generally Accepted Accounting Principles, recorded as capital leases (“Capitalized Leases”) which principal component has been or should, at the time of determination, be capitalized on a balance sheet in accordance with Generally Accepted Accounting Principles, (f) all Obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all Obligations of such Person under a Repurchase Agreement or to otherwise to purchase, redeem, retire, defease or otherwise make any payment in respect of any capital stock of or other ownership or profit interest in such Person or any other Person or any warrants, rights or options to acquire such capital stock, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends and interest, (h) all Debt of others referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) to assure a creditor against loss or (iv) otherwise to assure a creditor against loss, and (i) all Debt referred to in clauses (a) through (g) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt in an amount equal to the lesser of the amount of the Debt secured by the Lien or the fair market value of such property.

“Debt to Equity Ratio” means, as of any date, the ratio of (A) all Debt of the Borrower as of such date, to (B) Borrower’s Tangible Net Worth as of such date.

“Debt Service Coverage Ratio” means, as of the end of any Test Period, the ratio of (A) the sum of (I) the Net Operating Income of the Borrower for such Test Period plus (II) all cash dividends received by the Borrower during such period with respect to the stock of any of its Subsidiaries, to (B) the sum of (I) interest expense (whether or not paid) on all Funded Debt of the Borrower during such Test Period plus (II) the aggregate principal amount of all payments on Funded Debt paid or scheduled to be paid (whether or not paid) during such Test Period by the Borrower.

“Debt Service Reserve Account” has the meaning assigned to that term in Section 6.2(b).

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Designated Operating Account” has the meaning assigned to that term in Section 6.2(a).

“Disposition” means any sale, assignment, transfer or other disposition of any Collateral (whether now owned or hereafter acquired) by the Borrower to any other Person.

“Distribution” has the meaning assigned to that term in Section 5.2(d).

“Eligible Assignee” means any Lender, any Affiliate of a Lender and any other Person approved by the Administrative Agent, except that no insurance company or insurance holding company may be an Eligible Assignee.

“Environmental Action” means any administrative, regulatory or judicial action, suit, demand, demand letter, claim, notice of non-compliance or violation, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law or any Environmental Permit including, without limitation, (a) any claim by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law and (b) any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the emission, release or discharge of, or otherwise related to, hazardous or toxic materials or arising from alleged injury to health, safety or the environment.

“Environmental Law” means any federal, state or local (including, without limitation, the Commonwealth of Puerto Rico) law, rule, regulation, order, writ, judgment, injunction, decree, determination or award relating to the environment, health, safety or hazardous or toxic materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Clean Water Act, the Toxic Substances Control Act, the Clean Air Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide and Rodenticide Act and the Occupational Safety and Health Act, each as amended from time to time.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which, together with any of the Borrower or any Subsidiary thereof, would be deemed to be a single employer within the meaning of Section 4001 of ERISA.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Funds” means deposits in United States dollars in leading banks in the London interbank market.

“Eurodollar Rate” means, for any Interest Period for each Advance comprising part of the same Borrowing, an interest rate per annum equal to the offered quotation for the rate of interest (expressed out to the fifth decimal place and truncated thereafter) on deposits of U.S. Dollars for a maturity of comparable to such Interest Period for such Advance in the London interbank market, as determined by the British Bankers Association at approximately 11:00 a.m. (London time) on the second Business Day preceding the first day of such Interest Period, as published by nationally recognized financial information services such as Moneyline Telerate, Bloomberg LP and Reuters.  If for any reason such rate is not available, the term “Eurodollar Rate” shall mean, for any Interest Period for such Advance, the rate per annum (rounded upwards, if necessary, to the nearest 1/1,000 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in dollars at approximately 11:00 A.M. (London time) one Business Day prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/1,000 of 1%).  If, as of any date, the Eurodollar Rate cannot be ascertained on any of the above described methods, the Eurodollar Rate shall be the JP Morgan Chase’s offered quotation to leading banks in the London interbank market for deposits of U.S. dollars for a period equal to such Interest Period at 11:00 A.M. (London time) on the date in question.  The Eurodollar Rate for each Interest Period for each Advance shall be determined by the Administrative Agent.

“Eurodollar Rate Reserve Percentage” of any Lender for an Interest Period means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

“Event(s) of Default” has the meaning specified in Section 7.1.

“Existing Notes” means Borrower’s 6.60% Senior Unsecured Notes due December 2020.

“Executive Order” means Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism.

“Facility” means the Term Loan A Facility, the Term Loan B Facility and the Term Loan C Facility.

“Financial Covenants” means the financial ratios and set forth in Sections 5.1(p) and  5.1(q).

“Fiscal Year” means the twelve-month period commencing on January 1 of each year and ending on December 31 of the same year.

“Funded Debt” means, with respect to a Person, the indebtedness for borrowed money of such Person (including principal component of the Capitalized Leases of such Person).

“Generally Accepted Accounting Principles” or “GAAP” means generally accepted accounting principles consistently applied and maintained throughout the period indicated and consistent with the prior financial practice of the Borrower, except for changes mandated by the Financial Accounting Standards Board or any similar accounting authority of comparable standing.

“Governmental Authority” means any municipal, commonwealth, state or federal governmental authority (domestic or foreign) having jurisdiction over the Borrower, any Subsidiary thereof or the transactions contemplated in this Agreement or the other Loan Documents.

“Insurance Policies” has the meaning assigned to that term in Section 5.1(b).

“Insurance Premiums” means all premiums payable for the Insurance Policies.

“Interest Period” means, (i) for each Term Loan A Advance comprising part of the same Borrowing, a period of one (1) month commencing on the first day of each month and ending on last day of such month; and (ii) for each Term Loan B Advance comprising part of the same Borrowing and each Term Loan C Advance comprising part of the same Borrowing, a period of three (3) months commencing on the first day of the months of January, April, July and October of each calendar year and ending on day immediately preceding the first day of each subsequent three month period; provided, however, that:

(a)          the first Interest Period for Term Loan A Advances shall commence at the Closing Date and end on December 31, 2016;

(b)          the first Interest Period for Term Loan B Advances and Term Loan C Advances shall commence on the date of disbursement of such Advances and end on March 31, 2017;

(c)          No Interest Period under any Facility shall extend beyond the maturity date of such Facility; and

(d)          whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, in the case of any Interest Period, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.

“Insolvency Proceeding” means any event where a Person (i) shall generally not have paid its debts as such debts become due and owing, or (ii) shall have admitted in writing its inability to pay its debts generally, or (iii) shall have made a general assignment for the benefit of creditors, or (iv) as to which any proceeding shall have been instituted by or against the transferee seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its assets.

“Leases” means any and all leases, subleases, concession agreements and other agreements relating to the occupancy of the Realty or any part thereof from time to time including, without limitation, the agreements listed in Schedule 4.1(dd) hereto.

“Lenders” means the Banks listed on the signature pages hereof and each Eligible Assignee that shall become a party hereto pursuant to Section 9.7.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan Documents” means this Agreement, the Notes, the security instruments referred to in Sections 3.1(d)(ii) and 6.1 and, on and after the date of delivery thereof, each other security instrument required to be delivered under the terms of this Agreement or any other Loan Document, in each case as amended or otherwise modified from time to time.

“Loan Parties” means the Borrower and each other Person (other than the Administrative Agent or any Lender) which is or becomes or, under the terms of any Loan Document, is required to become a party to a Loan Document.

“Majority Lenders” means at any time Lenders holding not less than 51% of the sum of (i) the total unused Commitments, plus (ii) the aggregate principal amount of the Advances outstanding at such time.

“Market Value” means, on any date with respect to any Realty, the appraised value of such Realty as reflected in an Appraisal of such Realty issued not more than six (6) months before such date.

“Material Adverse Change” or “Material Adverse Effect” means any circumstance, act, condition or event of whatever nature, whether singly or in conjunction with any other event or events, act or acts, condition or conditions, or circumstance or circumstances, whether or not related, which has or would reasonably be expected to have a material adverse change in or a materially adverse effect upon (i) the assets, business, operations, performance, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower, or of the Borrower and its Subsidiaries, taken as a whole; (ii) the rights and remedies available to the Administrative Agent and the Lenders under the Loan Documents; (iii) the ability of any Loan Party to perform its Obligations under the Loan Documents; (iv) the validity, legality or enforceability of any Loan Document; (v) the Lien of the Administrative Agent, for the benefit of the Lenders, in any of the Collateral, or the priority of any such Lien; or (vi) the ability of any Tenant Subsidiary to perform its obligations under any Lease to which it is a party.

“Monacillos Realty” means the land, buildings, structures, fixtures and all improvements now or hereafter existing thereon on that certain parcel of land of approximately 8.9071 cuerdas located in the Monacillos Ward of the Municipality of San Juan, Puerto Rico, recorded in the Registry of Property of Puerto Rico, Third Section of San Juan at the overleaf of page 225 of volume 899 of Monacillos, property number 25,903.

“Mortgage” has the meaning assigned to that term in Section 3.1(d)(ii)(I).

“Net Income” means, for any period, net income (or net deficit, as the case may be), as determined in accordance with Generally Accepted Accounting Principles consistently applied.

“Net Operating Income” means, for any Test Period, the difference  between: (a) all rental income of the Borrower during such period with respect to the Realty, less (b) the sum of total expenses during such period (excluding depreciation and amortization) as determined in accordance with GAAP consistently applied.

“Net Proceeds” means, with respect to any Disposition, the purchase price or other consideration paid or payable with respect to such Disposition (including without limitation, any deferred payments under a note, account receivable or otherwise); provided that Net Proceeds shall be net of (i) the amount of any reasonable legal closing expenses and reasonable brokerage expenses paid by the Borrower in connection with such Disposition and (ii) any federal, Puerto Rico, and local income or other taxes estimated to be payable by the Borrower as a result of such Disposition (but only to the extent that such estimated taxes are due and payable and in fact paid to the relevant federal, Puerto Rico or local Governmental Authority on or before their required payment date).

“Notes” means the Term Loan A Notes, the Term Loan B Notes and the Term Loan C Notes.

“Notice of Borrowing” has the meaning assigned to that term in Section 2.2(a).

“Obligations” means, with respect to any Person, any obligation of such Person of any kind including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured or unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 7.1(e).  Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation to reimburse any amount in respect of any of the foregoing that the Administrative Agent or any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party, as may be permitted under the Loan Documents or applicable law.

“OFAC” means the Office of Foreign Assets Control (“OFAC”) of the United States Treasury Department.

“OFAC List” means the list of specially designated nationals and blocked persons subject to financial sanctions that is maintained by the U.S. Treasury Department, OFAC and any other similar list maintained by the U.S. Treasury Department, OFAC, pursuant to any requirement of law, including, without limitation, trade embargo, economic sanctions, or other prohibitions imposed by any Executive Order of the United States.  The OFAC List is accessible through the internet website www.treas.gov/ofac.

“Operating Accounts” means the Designated Operating Account and one or more additional demand deposit accounts maintained by the Borrower with the Administrative Agent.

“Patriot Act” means the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 200l, Public Law 10756, signed on October 26, 2001, as amended.

“PBGC” has the meaning assigned to that term in Section 5.1(c)(iv).

“Permitted Liens” mean such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced or if commenced, such enforcement, collection, execution, levy or foreclosure is being contested by the Borrower in good faith by appropriate proceedings and adequate reserves have been made therefor, and such proceedings to contest have the effect of preventing the foreclosure or sale of the property or assets subject to such Lien:  (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.1(i); (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 90 days; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; (d) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes; (e) Liens securing surety, indemnity and performance bonds entered into in the ordinary course of business as to which adequate reserves are maintained; (f) Liens securing the obligations of a lessee under a Capitalized Lease permitted by the terms of this Agreement to the extent that such Liens attach only to the property so leased; (g) purchase money Liens (“Purchase Money Liens”) upon or in property acquired by the Borrower in the ordinary course of business to secure all or any part of the purchase price of such property or to secure all or any part of Debt (such purchase price or part thereof and such Debt or part thereof referred to herein collectively as “Purchase Money Debt”) incurred solely for the purpose of financing the acquisition of any such property to be subject to such Liens, provided that such Liens attach only to the property so acquired and provided further that the amount of such Purchase Money Debt does not exceed the amount permitted by the terms of this Agreement; (h) Liens created pursuant to this Agreement and the Loan Documents; and (i) Liens appearing on the mortgagee title policies for the Realty.

“Person” means and includes any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, entity,  party or government (whether national, federal, state, commonwealth, county, city, municipal, or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof), and including the Loan Parties.

“Plan” has the meaning assigned to that term in Section 4.1(j).

“Proceeds” means amounts, awards or payments payable to the Borrower or the Administrative Agent in respect of all or any part of any Realty or any other Collateral in connection with a Casualty or Condemnation thereof (after the deduction therefrom and payment to the Administrative Agent of any and all reasonable out-of-pocket expenses incurred by the Administrative Agent and Lenders in the recovery thereof, including all attorneys’ fees and expenses, the fees of insurance experts and adjusters and the out-of-pocket costs incurred in any litigation or arbitration with respect to such Casualty or Condemnation).

“Prohibited Person” means any Person (a) listed in the Annex to, or otherwise subject to the provisions of, the Executive Order; (b) that is owned or controlled by, or acting for or on behalf of, any person or entity that is listed to the Annex to, or is otherwise subject to the provisions of, the Executive Order; (c) with whom Lender is prohibited from dealing or otherwise engaging in any transaction by any terrorist or money laundering law, including the Executive Order; (d) who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; (e) that is named as a “specially designated national and blocked person” on the most current OFAC List; or (f) who is an Affiliate of or affiliated with a Person listed above.

“Purchase Money Debt” has the meaning assigned to that term in the definition of Permitted Liens.

“Purchase Money Lien” has the meaning assigned to that term in the definition of Permitted Liens.

“Rating” means, as to any Person, its financial strength rating as determined by A.M. Best or by any successor insurance company rating service.

“Real Estate Taxes” means any and all real estate and personal property taxes, charges, fees, levies or other charges or assessments of whatever nature, imposed on the Realty, the improvements thereon or any part thereof by the Puerto Rico Treasury Department, Municipal Revenue Collection Center (“CRIM”) or any other taxing authority (whether domestic or foreign, including any federal, state, Puerto Rico, United States possession, municipal, local or foreign government or any subdivision or taxing agency thereof), including interest, fines, penalties or additions to tax attributable to or imposed on or with respect to any such taxes, charges, fees, levies or other charges or assessments.

“Realty” means the Monacillos Realty and the Rexam Realty.

“Rents” means (i) all rents, issues, profits and any and all other payments due or to become due to the Borrower pursuant to the Leases, (ii) all rights of the Borrower to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Leases or the Realty, (iii) claims of the Borrower for damages arising out of or for breach of or default under the Leases, and (iv) to the extent not included in the foregoing, any and all income, profits, and proceeds of the Leases and the Realty.

“Rexam Realty” means the real properties described in Schedule 1.1.

“Recovery Event” means any loss or, damage to property as a result of a Casualty or Condemnation.

“Reportable Event” means any reportable event as defined in Section 4043(b) of ERISA or the regulations issued thereunder with respect to a Plan.

“Repurchase Agreement” means an agreement, including related terms, which provides for the transfer of certificates of deposit, eligible bankers’ acceptances, or securities against the transfer of funds by the transferee of such certificates of deposit, eligible bankers’ acceptances, or securities with a simultaneous agreement by such transferee to transfer to the transferor thereof certificates of deposit, eligible bankers’ acceptances, or securities as described above, at a date certain against the transfer of funds.

“Solvent” means, as to any Person, that (a) the fair value and present fair saleable value of such Person’s assets is in excess of the total amount of such Person’s stated liabilities; (b) the present fair saleable value of such Person’s assets is in excess of the amount that will be required to pay such Person’s probable liability on such Person’s Debt as such Debt becomes absolute and mature; (c) such Person does not have unreasonably small capital to carry on the business in which such Person is engaged and all businesses in which such Person is about to engage; and (d) such Person has not incurred Debt beyond such Person’s ability to pay such Debt as it matures.

“Specified Default” means any Event of Default under Section 7.1(a) or the failure of Borrower to comply with any Financial Covenant.

“Subsidiary” means, with respect to the Borrower, Triple-S Propiedad, Inc., Clínica Las Américas Guaynabo, Inc., Triple-S Salud, Inc., Triple–S Vida, Inc., Interactive Systems, Inc., TSM International, LLC, Triple-S Insurance Agency, Inc., Socios Mayores en Salud, Inc., Triple-S Advantage Solutions, Inc., Triple-S Advantage, Inc., PR Life Services, Corp. and Triple-S Blue, Inc., and, with respect to any Person (including the Borrower), any other corporation or entity of which more than fifty percent (50%) of the outstanding capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or similar governing body of such corporation or entity is at the time directly or indirectly owned or Controlled by such Person or by one or more Subsidiaries thereof.

“Tangible Net Worth” of the Borrower means, as of any date, Total Assets of the Borrower minus Total Liabilities of such Person, less the sum of the following: (a) any intangible assets of the Borrower as determined by Generally Accepted Accounting Principles, including, but not limited to, goodwill, trademarks and patent rights; and (b) receivables not related to the Borrower’s business operations (including, without limitation, loans and advances to officers or shareholders of the Borrower or its Subsidiaries, loans and advances to Subsidiaries or Affiliates of the Borrower or investments in any Person other than its Subsidiaries).  For avoidance of doubt, any intangible asset owned by a Subsidiary of the Borrower shall not be deemed an intangible of the Borrower for purposes of the calculation of item (a) above.

“Tax and Insurance Reserve Account” has the meaning assigned to said term in Section 6.2(c).

“Tenant Subsidiaries” means all Subsidiaries of the Borrower that are tenant under the Leases.  As of the Closing Date the Tenant Subsidiaries are Triple-S Salud, Inc. (formerly Triple-S, Inc.) and Triple-S Propiedad, Inc. (formerly Seguros Triple-S, Inc.)

“Term Loan A Advance” has the meaning assigned to that term in Section 2.1(a).

“Term Loan A Borrowing” has the meaning assigned to that term in Section 2.1(a).

“Term Loan A Commitment” has the meaning assigned to that term in Section 2.1(a).

“Term Loan A Facility” means, at any time, the aggregate amount of the Lenders’ Term Loan A Commitments at such time.

“Term Loan A Maturity Date” means October 1, 2023.

“Term Loan A Note” has the meaning assigned to that term in Section 2.5(a).

“Term Loan B Advance” has the meaning assigned to that term in Section 2.1(b).

“Term Loan B Borrowing” has the meaning assigned to that term in Section 2.1(b).

“Term Loan B Commitment” has the meaning assigned to that term in Section 2.1(b).

“Term Loan B Commitment Termination Date” shall mean January 31, 2017.

“Term Loan B Facility” means, at any time, the aggregate amount of the Lenders’ Term Loan B Commitments at such time.

“Term Loan B Maturity Date” means January 1, 2024.

“Term Loan B Note” has the meaning assigned to that term in Section 2.5(b).

“Term Loan C Advance” has the meaning assigned to that term in Section 2.1(c).

“Term Loan C Borrowing” has the meaning assigned to that term in Section 2.1(c).

“Term Loan C Commitment” has the meaning assigned to that term in Section 2.1(c).

“Term Loan C Commitment Termination Date” shall mean January 31, 2017.

“Term Loan C Facility” means, at any time, the aggregate amount of the Lenders’ Term Loan C Commitments at such time.

“Term Loan C Maturity Date” means January 1, 2024.

“Term Loan C Note” has the meaning assigned to that term in Section 2.5(c).

“Termination Event” means (i) a Reportable Event described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under such regulations), or (ii) the withdrawal of any of the Borrower or any ERISA Affiliate of the Borrower from a Plan during a Plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (iii) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, or (iv) the institution of proceedings to terminate a Plan by the PBGC under Section 4042 of ERISA, or (v) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Test Period” means, as of the end of any fiscal quarter, the twelve months then ended and, as of the end of any Fiscal Year, such Fiscal Year.

“Total Assets” means, as to any Person and as of any date, property of all kinds, real or personal, tangible or intangible, which should be classified as an asset on the balance sheet of the financial statements of such Person in accordance with Generally Accepted Accounting Principles.

“Total Liabilities” means, as to any Person and as of any date, all obligations which in accordance with Generally Accepted Accounting Principles, would be included in total liabilities as shown on the liabilities side of a balance sheet of such Person, including, without limitation, all Debt of such Person.

“UCC” means the Puerto Rico Commercial Transactions Act, Act No. 208 of August 17, 1995, as amended and in effect from time to time, any successor statute and, to the extent applicable, the Uniform Commercial Code in effect in any other jurisdiction.

SECTION 1.2.  Computation of Time Periods.  In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

SECTION 1.3.  Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with Generally Accepted Accounting Principles consistent with those applied in the preparation of the financial statements referred to in Section 4.1(e).

ARTICLE 2

AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.1.                      The Advances.

(a)           Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make a term loan advance (each a “Term Loan A Advance”) to the Borrower on the Closing Date in an amount for each such Term Loan A Advance equal to the amount set opposite such Lender’s name as its Term Loan A Commitment on the signature pages hereof or, if such Lender has entered into an Assignment and Acceptance, the amount set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.7 (such Lender’s “Term Loan A Commitment”).  The proceeds of the Term Loan A Advances shall be used by Borrower to refinance an existing indebtedness of the Borrower with FirstBank. The Borrowing made under this Section 2.1(a) shall be hereinafter referred to as the “Term Loan A Borrowing.”  The Borrower may not reborrow Term Loan A Advances after repayment of the whole or any part thereof.

(b)           Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make a term loan advance (each a “Term Loan B Advance”) to the Borrower on or before the Term Loan B Commitment Termination Date in an amount for each such Term Loan B Advance equal to the amount set opposite such Lender’s name as its Term Loan B Commitment on the signature pages hereof or, if such Lender has entered into an Assignment and Acceptance, the amount set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.7 (such Lender’s “Term Loan B Commitment”).  The proceeds of the Term Loan B Advances shall be used by Borrower to redeem the Existing Notes.  The Borrowing made under this Section 2.1(a) shall be hereinafter referred to as the “Term Loan B Borrowing.”  The Borrower may not reborrow Term Loan B Advances after repayment of the whole or any part thereof.

(c)          Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make a term loan advance (each a “Term Loan C Advance”) to the Borrower on or before the Term Loan C Commitment Termination Date in an amount for each such Term Loan C Advance equal to the amount set opposite such Lender’s name as its Term Loan C Commitment on the signature pages hereof or, if such Lender has entered into an Assignment and Acceptance, the amount set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.7 (such Lender’s “Term Loan C Commitment”).  The proceeds of the Term Loan C Advances shall be used by Borrower to redeem the Existing Notes.  The Borrowing made under this Section 2.1(a) shall be hereinafter referred to as the “Term Loan C Borrowing.”  The Borrower may not reborrow Term Loan C Advances after repayment of the whole or any part thereof.

SECTION 2.2.                      Making the Advances.

(a)           (i)  Each Borrowing shall be made on notice, given not later than 11:00 am (Puerto Rico time) on the Closing Date, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by electronic notice or personal delivery.  Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by electronic notice (confirmed immediately in writing) or by personal delivery, in substantially the form of Exhibit D hereto, specifying therein (1) the requested date of such Borrowing, (2) the Facility under which such Borrowing is to be made, (3) the aggregate amount of such Borrowing, and (4) the use to be given to the Advances referred to in the Notice of Borrowing.  Each Lender shall, before 2:00 P.M. (Puerto Rico time) on the date of such Borrowing, make available to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing.  After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article 3, the Administrative Agent will make such funds available the same day to the Borrower at the Administrative Agent’s aforesaid address.

(ii)  The Administrative Agent shall be entitled to rely on any electronic notice given by the Borrower pursuant to Subsection (i) above (regardless of whether or not such electronic notice is subsequently confirmed in writing, but without prejudice to the Borrower’s obligation to deliver such written confirmation) which the Administrative Agent in good faith believes to be from an authorized officer of the Borrower.

(b)           Each Notice of Borrowing shall be irrevocable and binding on the Borrower.

(c)           The Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure by the Borrower to fulfill (for reasons not attributable to the Lenders) on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article 3, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Eurodollar Rate Advance, as a result of such failure, is not made on such date.

SECTION 2.3.                      Fees.

(a)           The Borrower agrees to pay on the Closing Date a structuring fee to the Administrative Agent in an amount equal to 0.50% of the Term Loan B Commitment and the Term Loan C Commitment.  All fees provided for herein shall be fully earned when due and shall not be subject to rebate upon the early termination of this Agreement or any Commitment hereunder for any reason.

(b)           If the Borrower fails to pay any principal or interest installment due hereunder within fifteen calendar days (15) of its scheduled due date, the Borrower shall pay to the Administrative Agent for the ratable benefit of the Lenders immediately upon demand a late charge equal to five percent (5%) of the delinquent amount.

SECTION 2.4.                      Failure by Lenders to Make Advances.

(a)           Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing under a Facility under which such Lender has a Commitment, that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with Subsection (a) of Section 2.2 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at such time under Section 2.6 to Advances comprising such Borrowing and (ii) in the case of such Lender, the Base Rate.  If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.

(b)           The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

SECTION 2.5.                      Repayment.

(a)           Each Term Loan A Advance made to the Borrower shall be evidenced by a promissory note of the Borrower to the order of the corresponding Lender in substantially the form of Exhibit A hereto (each a “Term Loan A Note”).  The aggregate principal amount of the Term Loan A Notes shall be $11,186,874.97, payable in eighty-one (81) equal consecutive monthly installments of $136,665.67 each, on the first day of each of the month, commencing on January 1, 2017 and a final installment in the amount of $116,955.70 which shall be due and payable on the Term Loan A Maturity Date; provided, however, that the last such principal repayment installment shall be in the amount necessary to repay in full the unpaid principal amount of the Term Loan A Advances and all amounts outstanding under the Term Loan A Notes.

(b)           Each Term Loan B Advance made to the Borrower shall be evidenced by a promissory note of the Borrower to the order of the corresponding Lender in substantially the form of Exhibit B hereto (each a “Term Loan B Note”).  The aggregate principal amount of the Term Loan B Notes shall be $20,149,790.70, payable in eighty-three (83) equal consecutive monthly installments of $83,957.46 each, on the first day of each of the month, commencing on February 1, 2017 and a final installment in the amount of $13,181,321.52 which shall be due and payable on the Term Loan B Maturity Date; provided, however, that the last such principal repayment installment shall be in the amount necessary to repay in full the unpaid principal amount of the Term Loan B Advances and all amounts outstanding under the Term Loan B Notes.

(c)           Each Term Loan C Advance made to the Borrower shall be evidenced by a promissory note of the Borrower to the order of the corresponding Lender in substantially the form of Exhibit C hereto (each a “Term Loan C Note”).  The aggregate principal amount of the Term Loan C Notes shall be $4,116,209.30, payable in eighty-four (84) equal consecutive monthly installments of $49,002.49 each, on the first day of each of the month, commencing on February 1, 2017 and ending on the Term Loan C Maturity Date; provided, however, that the last such principal repayment installment shall be in the amount necessary to repay in full the unpaid principal amount of the Term Loan C Advances and all amounts outstanding under the Term Loan C Notes.

SECTION 2.6.                      Interest.

(a)           (i) The Borrower shall pay interest on the unpaid principal amount of each Advance made by each Lender from the date of such Advance until such principal amount shall be paid in full at a rate per annum equal at all times during each Interest Period for such Advance to the sum of (I) the Eurodollar Rate for such Interest Period for such Advance plus (II) the Applicable Margin.  Interest on each Advance shall be payable monthly in arrears on the first  day of each month during such periods or, if earlier, on the first day of such Interest Period or on the date such Advance is paid in full.

(ii) If any Lender delivers to the Administrative Agent the notice set forth in Section 2.9(c), the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon, the Advances of such Lender shall bear interest at a fluctuating annual rate equal to one percent (1.00%) over and above the Base Rate, each change in such fluctuating rate to take effect simultaneously with the corresponding change in the Base Rate, payable monthly on the first day of each month and on the date such Advances are paid in full.

(b)          Upon the occurrence and during the continuance of an Event of Default pursuant to Section 7.1, the Borrower shall pay interest (i) on the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in Subsection (a) above, from the date of the occurrence of such Event of Default until the date on which the Event of Default shall no longer be continuing, at an annual rate equal to the sum of (A) the applicable annual rate set forth in Subsection (a) above, plus (B) two percent (2%), and (ii) to the extent permitted by law, on the amount of any interest, fee or other amount payable hereunder which is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, an annual rate equal to the sum of (A) the applicable annual rates set forth in Subsection (a) above, plus (B)  two  percent (2%).

SECTION 2.7.                      Interest Rate Determination.

(a) The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.6(a) and such determination shall be conclusive and binding, absent manifest error.

(b) The Borrower acknowledges that one or more of the Lenders, at their discretion and in order to fund such Advance, may purchase deposits consisting of Eurodollar Funds in an aggregate amount equal to the Advance being funded and with a maturity coterminous with the maturity of the corresponding Interest Period.  The provisions of this Agreement relating to the funding and pricing of Advances are included only for the purpose of conducting operations hereunder, and therefore it is agreed that, regardless of the manner selected by any of the Lenders to fund such Advances, all operations hereunder, including, without limitation, the determination as to the interest rate applicable to any such Advance and the amounts payable pursuant to Section 9.4(c) hereof, shall be conducted as if each Lender had actually funded such Advances with Eurodollar Funds through the purchase of deposits consisting of Eurodollar Funds in an aggregate amount equal to the Advance being funded and with a maturity coterminous with the maturity of the corresponding Interest Period.

SECTION 2.8.                      Optional and Mandatory Prepayments.

(a)           (i)           If Borrower desires to prepay Advances with cash generated by the business operations of the Borrower or its Subsidiaries or from proceeds from the issuance of additional common stock of the Borrower (“Borrower Funds”), the Borrower may, upon at least five (5) Business Days’ prior written notice to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay, the outstanding principal amount of the Advances in whole or ratably in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid, provided that each such partial prepayment shall be in an aggregate principal amount of not less than $50,000 and in integral multiples of $25,000 in excess of such amount, and shall be applied, first, to the principal repayment installments of the Term Loan C Notes in the inverse order of their normal maturities second, to the principal repayment installments of the Term Loan B Notes in the inverse order of their normal maturities and third, to the principal repayment installments of the Term Loan A Notes in the inverse order of their normal maturities.

(ii)         In the event that the Borrower desires to make a prepayment of Advances from sources other than from Borrower Funds, the Borrower may, upon at least five (5) Business Days' prior written notice to the Administrative Agent stating the proposed date of the prepayment, and if such notice is given the Borrower shall, prepay all, but not less than all, of the outstanding principal amount of the Advances, with accrued interest to the date of such prepayment on the amount prepaid.  Upon any such prepayment, the Borrower shall pay to the Administrative Agent for the benefit of the Lenders the following fee: (i) three percent (3%) of the then total outstanding principal amount of the Advances if the prepayment occurs on or prior to the first anniversary of the Closing Date, (ii) two percent (2%) of the then total outstanding principal amount of the Advances if the prepayment occurs after the first anniversary of the Closing Date but on or before the second anniversary of the Closing Date and (iii) one percent (1%) of the then total outstanding principal amount of the Advances if the prepayment occurs after the second anniversary of the Closing Date but on or before the third anniversary of the Closing Date.  No such prepayment fee shall be required with respect to any prepayment made after the third anniversary of the Closing Date.

(iii)        All of the prepayments under this Subsection (a) shall be made together with the amounts required to be paid to the Lenders pursuant to Section 9.4(c).

(b)           (i)           In the event that the Net Proceeds of any Disposition to be made (hereinafter referred to as a “Current Disposition”), and of all prior Dispositions as to which a prepayment has not yet been made under this Subsection, shall exceed $50,000 in the aggregate during any Fiscal Year then, no later than five (5) Business Days prior to the occurrence of the Current Disposition, the Borrower shall deliver to the Administrative Agent a statement, in form and substance reasonably acceptable to the Administrative Agent, showing the calculation of the amount of the Net Proceeds of the Current Disposition and of all such prior Dispositions and will prepay the Advances, in an aggregate amount equal to one hundred percent (100%) of the Net Proceeds of the Current Disposition and such prior Dispositions that in the aggregate exceed $50,000 for such Fiscal Year.  Payment or acceptance of the amounts provided in this Subsection (b)(i) shall not constitute a waiver of any Event of Default resulting from any such Disposition in violation of Section 5.2(e) or otherwise prejudice any rights or remedies of the Lenders.  Such mandatory prepayments shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid and shall be applied first, to the principal repayment installments of the Term Loan C Notes in the inverse order of their normal maturities second, to the principal repayment installments of the Term Loan B Notes in the inverse order of their normal maturities and third, to the principal repayment installments of the Term Loan A Notes in the inverse order of their normal maturities.

(ii)         Notwithstanding Section 2.8(b)(i) above, upon the occurrence of a sale, transfer, conveyance, assignment or any other Disposition of the Monacillos Realty or any portion thereof by the Borrower, including as a result of any merger, liquidation or reorganization, the Borrower shall concurrently prepay the outstanding Advances in full.  Such mandatory prepayment shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid.  Upon any such prepayment, the Borrower shall pay to the Administrative Agent, for the account of the Lenders, a prepayment fee in an amount equal to applicable percentage set forth in Section 2.8(a)(ii) of the outstanding principal amount of the Advances that are prepaid.

(iii)        Notwithstanding Section 2.8(b)(i) above, upon the occurrence of a sale, transfer, conveyance, assignment or any other Disposition of any of the Rexam Realty by the Borrower, the Borrower shall concurrently prepay the Advances, in an aggregate amount equal to the higher of (i) one hundred percent (100%) of the sale price of such Disposition and (ii) the principal amount of the Mortgage(s) encumbering the Rexam Realty sold.  Payment or acceptance of the amounts provided in this Subsection (b)(iii) shall not constitute a waiver of any Event of Default resulting from any such Disposition in violation of Section 5.2(e) or otherwise prejudice any rights or remedies of the Lenders.  Such mandatory prepayments shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid and shall be applied first, to the principal repayment installments of the Term Loan C Notes in the inverse order of their normal maturities second, to the principal repayment installments of the Term Loan B Notes in the inverse order of their normal maturities and third, to the principal repayment installments of the Term Loan A Notes in the inverse order of their normal maturities.

(iv)        Upon the divestiture, sale or any other transfer or disposition by the Borrower of all or any portion of the equity interests of any Tenant Subsidiary, including as a result of any merger, liquidation or reorganization, the Borrower shall concurrently prepay the outstanding Advances in an amount equal to the product of (i) the outstanding principal amount of all Advances, times (ii) the quotient of (A) the annual rent payable under Leases by such Tenant Subsidiaries, divided by (B) the aggregate annual rent payable under Leases by all Tenant Subsidiaries; provided that no such prepayment shall be required if: (x) if no Default then exists or would result therefrom, (y) the Lease of such Tenant Subsidiary is immediately replaced by a new Lease with another Subsidiary covering the same premises upon terms and conditions not less favorable to the Borrower than those contained in the existing Lease, (z) the Rating of such other Subsidiary is equal to or higher than the Rating of the Tenant Subsidiary.  Upon any such prepayment, the Borrower shall pay to the Administrative Agent, for the account of the Lenders, a prepayment fee in an amount equal to applicable percentage set forth in Section 2.8(a)(ii) of the outstanding principal amount of the Advances that are prepaid.  Such mandatory prepayments shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid and shall be applied first, to the principal repayment installments of the Term Loan C Notes in the inverse order of their normal maturities second, to the principal repayment installments of the Term Loan B Notes in the inverse order of their normal maturities and third, to the principal repayment installments of the Term Loan A Notes in the inverse order of their normal maturities.

(v)        Upon the occurrence of any Casualty or any Condemnation, the Proceeds thereof shall be applied, except as otherwise provided in Section 6.3, first, to the principal repayment installments of the Term Loan C Notes in the inverse order of their normal maturities second, to the principal repayment installments of the Term Loan B Notes in the inverse order of their normal maturities and third, to the principal repayment installments of the Term Loan A Notes in the inverse order of their normal maturities.  Such mandatory prepayments shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid.

(vi)        All of the prepayments under this Subsection (b) shall be made together with the amounts required to be paid to the Lenders pursuant to Section 9.4(c).

SECTION 2.9.                      Increased Costs; Illegality.

          (a)             (i)           If any Lender reasonably determines that compliance with any law or regulation or any written guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender's Commitment to lend hereunder and other commitments of this type, then, upon demand by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall immediately pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s Commitment to lend hereunder.  A certificate as to such amounts submitted to the Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

(ii)          The Borrower shall pay to each Lender, so long as such Lender shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Rate Advance of such Lender, from the date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for such Interest Period for such Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Advance.  Such additional interest shall be determined by such Lender and notified to the Borrower through the Administrative Agent.

(b)           If, due to either (i) the introduction of or any change (including any change by way of imposition or increase of reserve requirements) in, or in the interpretation of, any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances, then the Borrower shall from time to time, within five (5) days after written demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost.  A certificate as to the amount of such increased cost, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(c)           Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent that the introduction of or any change in, or in the interpretation of, any law or regulation makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for any Lender to perform its obligations hereunder to make or to fund or maintain Advances with Eurodollar Funds, or that Eurodollar Funds are not available to make, fund or maintain its Advance or that Eurodollar Funds are not available to make, fund or maintain its Advance or that the Eurodollar Rate for any Interest Period for such Advance will not adequately reflect the cost to such Lender of making, funding or maintaining its Advance for such Interest Period, as the case may be, all outstanding Advances of such Lender shall bear interest as set forth in Section 2.6(a)(ii).

(d)           If, within one hundred (180) days after notice under Section 2.9(b) by the Administrative Agent that increased costs are due or notice under Section 2.9(c) by the Administrative Agent that a Lender may not fund Advances with Eurodollar Funds, the Borrower prepays in full all Advances in accordance with Section 2.8(a)(ii), the Borrower shall not be required to pay the prepayment fee set forth therein.

SECTION 2.10.                    Payments and Computations.

(a)           The Borrower shall make each payment hereunder and under the Notes not later than 11:00 A.M. (Puerto Rico time) on the day when due in United States dollars to the Administrative Agent at the Administrative Agent’s Account.  The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest, fees or any other Obligations then payable hereunder, under the Notes and under the other Loan Documents to more than one Lender, to such Lenders for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lenders and (ii) if such payment by the Borrower is in respect of any Obligation then payable hereunder to one Lender, to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.  Upon its acceptance of any Assignment and Acceptance and recording of the information contained therein in the Register maintained by the Administrative Agent pursuant to Section 9.7, from and after the effective date of such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the assignee Lender thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)           The Administrative Agent is hereby authorized to debit the Designated Operating Account with all installments of principal and interest on Advances when due hereunder.   In addition, the Borrower hereby authorizes each Lender, if and to the extent any payment of principal or interest owed to such Lender by the Borrower is not made when due hereunder or under any Note held by such Lender, to charge from time to time against any or all of the Borrower’s other accounts with such Lender any amount so due.

(c)           All computations of interest and of fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable.  Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d)           Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e)           Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may (but shall not be obligated to) assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Base Rate.

SECTION 2.11.                    Sharing of Payments, etc.  If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances made by it (other than pursuant to Section 2.8)  in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.  The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.  Nothing in this Section 2.11 shall otherwise increase the liabilities and obligations of the Borrower under this Agreement and the other Loan Documents.

SECTION 2.12.                    Taxes

(a)           Any and all payments by the Borrower hereunder, under the Notes and under the other Loan Documents shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Administrative Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).  If any of the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder, under any Note or under any other Loan Document to any Lender or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.12) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b)           In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder, under the Notes or under the other Loan Documents, or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Notes or any other Loan Document (hereinafter referred to as “Other Taxes”).

(c)          The Borrower will indemnify each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.12) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.  This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.

(d)          Within 30 days after the date of any payment of Taxes, the Borrower will furnish to the Administrative Agent, at its address referred to in Section 9.2, the original or a certified copy of a receipt evidencing payment thereof.  If requested by the Administrative Agent or any Lender, the Borrower will furnish to the Administrative Agent, at such address, a certificate from each appropriate taxing authority, or an opinion of counsel acceptable to the Administrative Agent, in either case stating that such payment is exempt from or not subject to Taxes.

(e)           Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.12 shall survive the payment in full of principal and interest hereunder and under the Notes and of any other amounts payable under the other Loan Documents.

ARTICLE 3
CONDITIONS OF LENDING

SECTION 3.1.                      Conditions Precedent to Initial Borrowing. The obligation of each Lender to make an Advance on the occasion of the initial Borrowing is subject to the following conditions precedent:

(a)           The Administrative Agent shall have received the audited financial statements for the Fiscal Year ending December 31, 2015 of the Borrower, there shall have occurred no material deviations from the interim financial statements previously submitted to the Administrative Agent, and there shall have occurred no Material Adverse Change with respect to the Borrower since September 30, 2016.

(b)          There shall exist no action, suit, investigation, litigation or proceeding, other than those listed on Schedule 3.1(b) hereto, affecting the Borrower pending or threatened before any court, governmental agency or arbitrator that (i) is reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement, any Note, any other Loan Document, or the consummation of the transactions contemplated hereby or thereby.

(c)           The Borrower shall have paid all accrued fees and expenses of the Administrative Agent and the Lenders (including accrued fees and expenses of counsel to the Administrative Agent).

(d)           The Administrative Agent shall have received on or before the day of the initial Borrowing in form and substance satisfactory to the Lenders (unless otherwise specified) and (except for the Notes) in sufficient copies for each Lender:

(i)           The Notes of the Borrower to the order of the Lenders.

(ii)          The security instruments identified below, under the terms and conditions set forth therein, duly executed by the parties identified below or in such instruments.  Such security instruments shall be enforceable against the parties thereto and all security interests granted thereunder shall be perfected:

(I)    pledges of mortgage notes in the principal amount of not less than $41,000,000 secured by first mortgages (collectively, the “Mortgage”) on the Realty and, in the case of Mortgages constituted prior to the Closing Date, the corresponding deeds of tolling of statue of limitations.

(II)   a security agreement and the corresponding financing statements executed by the Borrower creating a first priority Lien over the Cash Collateral Account, the Debt Service Reserve Account and all funds deposited therein from time to time, all personal property and fixtures related to the Realty, and all proceeds of all of the foregoing.

(III)  an assignment of leases and rents pursuant to which the Borrower creates a first priority Lien in and to all Leases and Rents and the corresponding acknowledgements and estoppels by tenants.

(IV)  all such other documents (including, without limitation, financing statements and control agreements) required to create, in favor of the Administrative Agent, for the ratable benefit of the Lenders, a valid, perfected and first priority Lien in the Collateral; and

(V)   evidence that all other actions necessary or, in the reasonable opinion of the Administrative Agent, desirable to perfect and protect the Liens, assignments and other security created by the foregoing security instruments have been taken.

(e)           Certified copies of the resolutions of the Board of Directors and, if required, the consents of the stockholders or members of each Loan Party, approving each Loan Document to which it is a party, and of all documents evidencing other necessary corporate action and Governmental Approvals and third party consents, if any, with respect to each such Loan Document.

(f)            A certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign each Loan Document to which it is a party and the other documents to be delivered by it hereunder.

(g)           A favorable opinion of Pietrantoni Méndez & Alvarez LLC, counsel for the Loan Parties, in substantially the form previously agreed to by the Administrative Agent and the Borrower, and as to such other matters as any Lender through the Administrative Agent may reasonably request.

(h)           Evidence acceptable to the Administrative Agent to the effect that each Loan Party is in good standing in the Commonwealth of Puerto Rico, and a copy certified by the Secretary of each Loan Party of the Constituent Documents of each Loan Party.

(i)            Copies of the Insurance Policies and all insurance endorsements and certificates required by Section 5.1(b) hereof and by the other Loan Documents and evidence that all premiums with respect thereto have been paid in full.

(j)            A certificate of the Borrower, signed on behalf of the Borrower by the Chief Financial Officer of Borrower dated the Closing Date, certifying as to the truth of the representations and warranties contained in the Loan Documents as though made on and as of the Closing Date and that no Default has occurred or will result from the disbursement of the Advances.

(k)           Mortgagee title insurance policies with such endorsements and exceptions as may be approved by the Administrative Agent, covering an amount equal to the aggregate amount of the Mortgage and its extensions, if any.

(l)           Appraisals of the Realty addressed to the Administrative Agent performed by an independent appraiser who is satisfactory to the Administrative Agent, in form and substance acceptable to the Administrative Agent showing that the ratio of (i) the sum of the Term Loan A Commitments and Term Loan B Commitments, to (ii) the Market Value of the Realty is equal to or less than 80%.

(m)          Environmental questionnaires regarding the Realty addressed to the Administrative Agent confirming that the Realty is not subject to any adverse environmental condition and, if necessary, Phase I environmental assessments of the Realty addressed to the Administrative Agent by an environmental consultant acceptable to the Administrative Agent confirming that the Realty is not subject to any adverse environmental condition.

(n)           A preliminary asbestos survey report prepared by a qualified expert acceptable to the Administrative Agent regarding the presence of asbestos in the buildings on the Monacillos Property known as annex 1 and annex 2.   If such survey should reveal materials that might contain asbestos or damage or disturbance to known asbestos containing materials, the  survey report shall also include adequate sampling.

(o)           Standard Flood Hazard Determinations with respect to the Realty and, if any portion of the Realty is located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, as amended (or successor act thereto), a flood insurance policy issued by a financially sound and reputable insurer, in an amount sufficient to comply with all applicable rules and regulations promulgated pursuant to such Act.

(p)           The satisfactory completion by the Lenders of their due diligence in connection with the Loan Parties and their business and the delivery to the Lenders of such financial, business and other information regarding any and all of the Loan Parties as the Lenders shall have requested, including without limitation, information to comply with Lender’s customer and Patriot Act due diligence, information as to existing Liens on Borrower’s properties (including UCC searches and title reports), contingent liabilities, pending and threatened litigation (including litigation searches), tax matters, environmental matters, obligations under ERISA and welfare plans, collective bargaining agreements and other arrangements with employees, financial statements, business plans as to the Borrower and its Subsidiaries and forecasts prepared by management of the Borrower in form and substance satisfactory to the Majority Lenders, of balance sheets, income statements, operating expenses budgets, capital improvements and maintenance budget, and cash flow statements.

(q)           All governmental and third party consents and approvals necessary in connection with the transactions contemplated hereby shall have been obtained (without the imposition of any conditions that are not acceptable to the Majority Lenders) and shall remain in effect, and no law or regulation shall be applicable in the reasonable judgment of the Majority Lenders that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated hereby.

(r)            Evidence of payment of all taxes due by the Borrower, including certifications from the Municipal Revenue Collection Center (“CRIM”) regarding Real Estate Taxes with respect to the Realty.

(s)           Rent roll of the Realty containing such information as required by the Lender (including, without limitation, lease area, base rent, additional rent, lease term and vacancy), with copies of all Leases as in effect on the date hereof.

(t)            A certificate of the Treasurer or Chief Financial Officer of the Borrower evidencing compliance, after giving effect to the initial Borrowings on the Closing Date, with the Financial Covenants.

(u)           An “as built” survey of the Monacillos Realty from a certified Puerto Rico licensed surveyor.

(v)           The Borrower shall have established with the Administrative Agent the Debt Service Reserve Account and shall have deposited in such account the amount of $404,997.01.

(w)          The Borrower shall have established with the Administrative Agent the Designated Operating Account, the Cash Collateral Account, the Tax and Insurance Reserve Account and at least one Operating Account.

SECTION 3.2.                     Conditions Precedent to Term Loan B Borrowing and Term Loan C Borrowing.  The obligation of each Lender to make a Term Loan B Advance on the occasion of the Term Loan B Borrowing and to make a Term Loan C Advance on the occasion of the Term Loan C Borrowing a shall be subject to the further conditions precedent that on date of such Borrowing

(a)           The Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent and the Lender that all conditions necessary for the redemption of all of the Existing Notes have been satisfied.

(b)           The Borrower shall have deposited in the Debt Service Reserve Account the additional amount of 398,879.85.

SECTION 3.3.                     Conditions Precedent to Each Borrowing.  The obligation of each Lender to make an Advance on the occasion of each Borrowing (including the initial Borrowing) shall be subject to the further conditions precedent that on date of such Borrowing:

(a)           The following statements shall be true and each of the giving of the applicable Notice of Borrowing and the acceptance by the Borrower giving such notice of the proceeds of such Borrowing shall constitute a representation and warranty by each Loan Party (as to each Loan Document to which it is a party) that on the date of such Borrowing such statements are true:

(i)           The representations and warranties contained in each Loan Document are true and correct in all material respects on and as of the date of such Borrowing before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date;

(ii)          No event has occurred and is continuing, or would result from such Borrowing, or from the application of the proceeds therefrom, which constitutes a Default; and

(iii)         There shall have occurred no Material Adverse Change.

(b)           The Administrative Agent shall have received such other approvals, opinions or documents as any Lender through the Administrative Agent may reasonably request.

SECTION 3.4.                      Determinations Under Article 3.  For purposes of determining compliance with the conditions specified in Article 3 on the occasion of any Borrowing, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the relevant Borrowing specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Borrowing.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

SECTION 4.1.                      Representations and Warranties of the Borrower.  In order to induce the Lenders to make the Advances hereunder, the Borrower makes the following representations and warranties to the Lenders, each and all of which shall survive the execution and delivery of this Agreement:

(a)           The  Borrower is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Puerto Rico, and the Borrower has all requisite power and possesses all franchises and rights necessary for it to own its properties and to carry on its business as now conducted and as proposed to be conducted or carried on.

(b)           The execution, delivery and performance by the Borrower of the Loan Documents to which the Borrower is or will be a party, have been duly authorized by all necessary corporate action of the Borrower and do not and will not (A) contravene the Constituent Documents of the Borrower, (B) violate in any material respect any provision of any applicable law, rule, regulation, order, writ, judgment, injunction, decree, determination or award, (C) constitute or result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected, or (D) result in, or require, the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature (other than as required hereunder) upon or with respect to any of the properties now owned or hereafter acquired by the Borrower.  The Borrower is not in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award, or in breach of any such indenture, agreement, lease or instrument to which it is a party, the violation or breach of which could have a Material Adverse Effect.

(c)           No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for (i) the due execution, delivery and performance by the Borrower of each of the Loan Documents to which it is or will be a party, or for the consummation of the transactions contemplated hereby or thereby, (ii) the grant by the Borrower of the Liens granted by it pursuant to any Loan Document, (iii) the perfection or maintenance of any Liens created by any Loan Document (including the first priority nature thereof), except for the filing of financing statements or (iv) the exercise by the Administrative Agent or any Lender of its rights and remedies under the Loan Documents.  The Borrower has all licenses, permits, rights, variances and other governmental approvals that are necessary to perform its various obligations under the Loan Documents, to own and operate its properties and assets and to conduct its business as currently conducted, except for such licenses, permits, rights, variances and other governmental approvals the absence of which would not have a Material Adverse Effect.

(d)           This Agreement is, and each other Loan Document to which the Borrower is or will be a party when delivered hereunder will be, legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except to the extent enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditor’s rights generally and by equitable principles (regardless of whether enforcement is sought in equity or at law).

(e)           The individual and consolidated audited balance sheets and statements of income of the Borrower and its Subsidiaries the period ended on December 31, 2015 and related statements of income and retained earnings for the Fiscal Year then ended, complete copies of which have been furnished to the Administrative Agent, fairly present the financial condition of each such Person as of such date, all in accordance with Generally Accepted Accounting Principles consistently applied, and since that date there has been no Material Adverse Change in such financial condition or operations.

(f)            The unaudited interim balance sheet and statement of income of the Borrower and related statement of income and retained earnings for the period ended on June 30, 2016 forming part of Borrower’s Form 10-Q Report filed on August 5, 2016, fairly present the financial condition of each such Person as of such date, all in accordance with Generally Accepted Accounting Principles consistently applied, subject to normal year-end audit adjustments and since the date of such statements there has been no Material Adverse Change.

(g)           There is no pending or threatened action or proceeding, other than those described in Borrower’s Forms 10-K and 10Q Reports, affecting the Borrower before any court, governmental agency or arbitrator which, (i) if adversely determined, is reasonably likely to result in a Material Adverse Effect, or (ii) purports to affect the legality, validity or enforceability of any material provision of this Agreement, any Note or any other Loan Document, or the consummation of the transactions contemplated hereby or thereby.

(h)           No proceeds of any Advance will be used to acquire any security of a class that is registered pursuant to Section 12 of the Securities Exchange Act of 1934.

(i)            The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(j)            Neither the Borrower nor any Subsidiary thereof has or has had at any time an employee benefit plan or other plan maintained for the employees of the Borrower or Subsidiary thereof and covered by Title IV of ERISA (hereinafter referred to as a “Plan”), other than those listed in Schedule 4.1(j).

(k)           Except as set forth in Schedule 4.1(k), as of the Closing Date the Borrower has no direct or indirect Subsidiaries and the Borrower is not engaged in any joint venture or partnership with any Person.

(l)            The Borrower and each of its Subsidiaries is, and after giving effect to the consummation of the transactions contemplated by this Agreement and the other Loan Documents will be, Solvent.

(m)          The Borrower and each Subsidiary thereof has filed all federal, state, commonwealth and local tax returns required to be filed by it and has paid all taxes shown thereon to be due, including interest and penalties, or has provided adequate reserves therefor; no unpaid or uncontested assessments have been made against the Borrower or Subsidiary thereof by any taxing authority, nor has any penalty or deficiency been assessed by any such authority, and all contested assessments have been disclosed to the Administrative Agent and adequate reserves have been made therefor.  Such tax returns properly reflect the income and taxes of the Borrower and Subsidiary thereof for the periods covered thereby, subject only to reasonable adjustments required by the corresponding taxing authorities upon audit and having no Material Adverse Effect.

(n)           No Reportable Event has occurred with respect to any Plan of the Borrower, and the Borrower does not have any current or past service liability under any Plan.

(o)           No Termination Event has occurred or is reasonably expected to occur with respect to any Plan of the Borrower or any Subsidiary thereof.

(p)           Neither the Borrower nor any Subsidiary thereof has not incurred any actual withdrawal liability under ERISA with respect to any Plan.

(q)           Neither the business nor the properties of the Borrower or any Subsidiary thereof are affected by any labor dispute which could reasonably be expected to have a Material Adverse Effect.

(r)            No written information, exhibit or report furnished by the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement, (i) contained any material misstatement of fact, or (ii) together with the information set forth in the filings made by the Borrower with the Securities and Exchange Commission that are publicly available online, omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

(s)           The chief executive office, the principal place of business and all other places of business of the Borrower, and the place where the Borrower maintains all records relating to the Collateral at such other locations, are as specified on Schedule 4.1(s).  Except as set forth on Schedule 4.1(s) to this Agreement, the Borrower has no other place of business or maintains Collateral, or records relating thereto, at any other location.

(t)            During the ten (10) years preceding the date of this Agreement, the Borrower has not been known as or used any corporate name or any trade of fictitious name, except as disclosed on Schedule 4.1(t) hereto.

(u)           The use of the proceeds of each Advance made, or to be made, by the Lenders hereunder is, and will continue to be, a legal and proper corporate use (duly authorized by the Borrower’s board of directors and the members thereof, if required) of the Borrower and such use is, and will continue to be, consistent with all applicable laws and regulations.

(v)           The operations and properties of the Borrower and each Subsidiary thereof comply in all material respects with all applicable Environmental Laws; all necessary Environmental Permits have been obtained and are in effect for the operations and properties of the Borrower and each Subsidiary thereof, and the Borrower and each Subsidiary thereof is in compliance in all material respects with all such Environmental Permits; none of the operations or properties of the Borrower or any Subsidiary thereof are subject to any Environmental Action alleging the violation of any Environmental Law; no circumstances exist that could form the basis of an Environmental Action against the Borrower, any Subsidiary thereof or any of their properties; neither the operations of the Borrower nor of any Subsidiary thereof are the subject of a federal, state, commonwealth or local investigation evaluating whether any remedial action is needed to respond to a release of any hazardous or toxic waste, substance or constituent, or any other substance into the environment; neither the Borrower nor any Subsidiary thereof has filed any notice under any Environmental Law indicating past or present treatment, storage or disposal of a hazardous waste or reporting a spill or release of a hazardous or toxic waste, substance or constituent, or any other substance into the environment; and neither the Borrower nor any Subsidiary thereof has any contingent liability in connection with any release of any hazardous or toxic waste, substance or constituent, or any other substance into the environment which contingent liability, if liquidated, would not be adequately covered (in the reasonable determination of the Majority Lenders) by insurance or other indemnification rights or which may have a Material Adverse Effect, or the value of any Collateral.

(w)          The Realty and the current and contemplated uses of the Realty are in compliance in all material respects with all applicable federal, state and municipal laws, rules, regulations and ordinances, applicable restrictions, zoning ordinances, building codes and regulations, building lines and easements, including, without limitation, the Americans with Disabilities Act of 1990, all commonwealth and local laws or ordinances related to handicapped access, and any statute, rule, regulation, ordinance, or order of governmental bodies or regulatory agencies, or any order or decree of any court adopted or enacted with respect thereto; no Governmental Authority having jurisdiction over any aspect of the Realty has made a written claim or determination (or, to the best of the Borrower’s knowledge, any claim or determination that is not in writing) that there is any such violation; the Realty is not included in any area identified by the Secretary of Housing and Urban Development under the National Flood Insurance Act of 1968, as amended, as an area having special flood hazards; and all material permits, licenses, endorsements, approvals and the like which are necessary for the operation of the Realty as currently operated have been issued and are in full force and effect.

(x)           Set forth on Schedule 4.1(x) hereto is a complete and accurate list of all Debt outstanding on the date hereof of the Borrower, showing as of the date set forth thereon the principal amount outstanding thereunder.

(y)           No Loan Party nor any of their respective Subsidiaries is an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.  Neither the making of any Advances, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated hereby, will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

(z)           Neither the Borrower or any Subsidiary thereof is in default in any material respect under any applicable law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect or under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower or its Subsidiary is a party or by which it or its properties may be bound or affected.

(aa)         The Borrower has good, marketable and insurable fee simple (pleno dominio) title to the Realty, free and clear of all Liens, other than Permitted Liens and Liens created or permitted by the Loan Documents.

(bb)        Set forth on Schedule 4.1(bb) hereto is a complete and accurate list as of the date hereof of all Leases.  The Borrower and each tenant under the Leases have the power and authority to enter into the corresponding Lease; the Leases have been duly authorized by all necessary action of the Borrower and such tenants; and each Lease is the legal, valid and binding obligation of the Borrower and the tenant thereunder in accordance with its terms.  As of the date hereof neither the Borrower nor the corresponding tenant under each Lease is in default under the Leases.  The Borrower has delivered to the Administrative Agent a true, correct and complete copy of each Lease.  There are no other leases, subleases, assignments, modifications, extensions, renewals or other agreements of any kind whatsoever (written or oral) outstanding with respect to the Leases or the Realty.

(cc)         The rent roll attached hereto as Schedule 4.01(cc) is true and complete in all respects as of the Closing Date.

(dd)         Neither the Borrower nor any of its Subsidiaries is a Prohibited Person, and the Borrower and each of its Subsidiaries are in full compliance with the Trading with the Enemy Act, as amended, or any of the regulations of the OFAC (31 CFR, Subtitle B, Chapter V, as amended), or any enabling legislation or any Executive Order of the President of the United States relating thereto, or the Patriot Act, or the Executive Order.

ARTICLE 5
COVENANTS OF BORROWER

SECTION 5.1.                      Affirmative Covenants.  So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will, unless the Majority Lenders shall otherwise consent in writing:

(a)           Comply, and cause its Subsidiaries to comply, with all applicable laws, rules, regulations and orders of any Governmental Authority, including, without limitation, the Commissioner of Insurance of the Commonwealth of Puerto Rico, if the failure to comply may result in a Material Adverse Effect.

(b)          Keep, and cause all of its Subsidiaries to keep, all of insurable property, real and personal (including the Realty), owned by the Borrower and its Subsidiaries insured at all times by policies of all risks insurance (including, without limitation, fire, extended coverage, vandalism, and windstorm, earthquake and flood), including boiler and machinery and business interruption insurance, an umbrella policy and any other policies that the Lenders may reasonably identify, in amounts not less than those which would be carried by an ordinarily prudent businessman engaged in a business similar to that of the Borrower (and, in the case of the Realty, in an amounts of not less than the higher of its Market Value, its replacement cost and in any event not less than in an aggregate amount equal to aggregate outstanding principal amount of the Term Loan A Notes, the Term Loan B Notes and the Term Loan C Notes). If any portion of the Realty is located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (or any amendment or successor act thereto), maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount sufficient to comply with all applicable rules and regulations promulgated pursuant to such Act; (all insurance policies required to be carried by the Borrower hereunder are referred to as the “Insurance Policies”).  All Insurance Policies insuring the Realty shall contain an endorsement naming the Administrative Agent, for the ratable benefit of the Lenders, as mortgagee and loss payee thereunder.   All Insurance Policies shall be issued by insurers of recognized responsibility satisfactory to the Administrative Agent and, with respect to Insurance Policies insuring the Realty, shall include a notice of cancellation, non-renewal or modification endorsement, providing for not less than 30 days prior certified mail notice to the Administrative Agent of any cancellation, non-renewal or substantial modification thereof.

(c)           Furnish to the Administrative Agent:

(i)           as soon as available and in any event within forty-five (45) days after the end of each fiscal quarter of each Fiscal Year of the Borrower, financial statements of the Borrower and consolidated unaudited financial statements of the Borrower and its Subsidiaries, including balance sheets, income statements and cash flow statements prepared according to Generally Accepted Accounting Principles (except for normal year end audit adjustments and any footnotes thereto) and a certificate in the form of Exhibit E (a “Compliance Certificate”) of the Chief Financial Officer of the Borrower showing the basis and the calculation of all Financial Covenants;

(ii)         as soon as available and in any event within one hundred twenty  (120) days after the end of each Fiscal Year of the Borrower, audited financial statements of the Borrower, and of the Borrower and its Subsidiaries on a consolidated basis, including balance sheets, income statements and cash flow statements prepared according to Generally Accepted Accounting Principles, as of the end of such year, certified, without exception or qualification, by independent certified public accountants acceptable to the Majority Lenders, together with  calculations of all Financial Covenants (showing the basis for such calculations);

(iii)         as soon as available and in any event within sixty (60) calendar days after the end of each Fiscal Year, a rent roll of the Realty containing such information as required by the Administrative Agent (including, without limitation, lease area, base rent, additional rent, lease term and vacancy);

(iv)        promptly but in any event within five (5) Business Days after the Borrower knows or has reason to know of the existence of a Default, a statement of the President or Chief Financial Officer of the Borrower setting forth details of such Default and the action which the Borrower has taken or will take with respect thereto;

(v)         promptly but in any event within five (5) Business Days after receipt thereof by the Borrower or any or any of its Subsidiaries from the Pension Benefit Guaranty Corporation (the “PBGC”), copies of each notice received by the Borrower or any Subsidiary thereof of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any such Plan;

(vi)        promptly but in any event within five (5) Business Days after the Borrower knows or has reason to know that any Reportable Event or Termination Event with respect to any Plan has occurred, a statement of the Chief Financial Officer of the Borrower describing such Reportable Event or Termination Event, as the case may be, and the action, if any, which the Borrower has taken or will take with respect thereto;

(vii)       promptly but in any event within five (5) Business Days after receipt thereof by the Borrower or any Subsidiary thereof from a Plan sponsor, a copy of each notice received by the Borrower or any Subsidiary thereof concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA;

(viii)      promptly but in any event within five (5) Business Days after receipt by the Borrower or any Subsidiary thereof of service of process or other notice of commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which requests a monetary judgment against, or other type of monetary relief from the Borrower thereof (to the extent not covered by insurance) in the amount of $500,000 or more (individually or in the aggregate) or which may result in a Material Adverse Effect, and promptly after the occurrence thereof notice of any material adverse change in the status or the financial effect on the Borrower or any Subsidiary thereof of such actions, suits, investigations, litigation and proceedings;

(ix)         promptly but in any event within five (5) Business Days after receipt thereof, copies of the following:  (i) any notice of tax deficiency in excess of $50,000 received from the Puerto Rico Treasury Department, the U.S. Internal Revenue Service or any other taxing authority of the Commonwealth of Puerto Rico or the United States, (ii) any notice of municipal license tax deficiency in excess of $50,000 received from the Finance Director of any of the municipalities of the Commonwealth of Puerto Rico and (iii) any notice of property tax deficiency received from the Municipal Revenue Collections Center of Puerto Rico with respect to the Realty;

(x)          promptly but in any event within five (5) Business Days after the Borrower knows or has reason to know of the existence thereof, notice of any condition or occurrence on any property of the Borrower or any of its Subsidiaries (including any Realty) that results in noncompliance with, or liability under, any Environmental Law or Environmental Permit with respect to the Borrower;

(xi)         promptly but in any event within five (5) Business Days after the receipt thereof, any notice received by the Borrower from any other Governmental Authority which could have a Material Adverse Effect or which relates to any Loan Document or any transaction contemplated hereby or thereby;

(xii)        promptly but in any event within five (5) Business Days after the Borrower knows or has reason to know of the existence thereof, (i) notice of any labor dispute to which the Borrower or any Subsidiary thereof may become a party which could be reasonably expected to have a Material Adverse Effect, (ii) any strikes or walkouts relating to any of its or their facilities, and (iii) the expiration of any labor contract to which the Borrower or any Subsidiary thereof is a party or by which it is bound;

(xiii)       promptly but in any event within five (5) Business Days after the occurrence thereof, notice of the default by the Borrower or any Subsidiary thereof under any note, indenture, loan agreement, mortgage, lease, deed or other similar agreement requiring the payment by the Borrower or Subsidiary thereof of $250,000 or more (individually or in the aggregate);

(xiv)       promptly but in any event within five (5) Business Days after the occurrence thereof, notice of any default by any obligor with respect to any amount payable to the Borrower or any Subsidiary thereof which is in excess of $250,000 in principal amount (individually or in the aggregate);

(xv)        promptly but in any event within five (5) Business Days after the occurrence thereof, notice of the default by the Borrower or by any tenant under any Lease;

(xvi)      upon the request of the Administrative Agent, but in any event within the first thirty (30) days of each semester, a certificate issued by the Municipal Revenue Collection Center (“CRIM”) and, if applicable, the Department of Treasury of the Commonwealth of Puerto Rico, stating that all Real Estate Taxes due to all commonwealth and municipal taxing authorities through such date, have been paid in full;

(xvi)       upon the request of the Administrative Agent evidence that all condominium assessments, fees and dues related to the Realty have been paid in full; and

(xvii)      promptly, such other information respecting the business condition (financial or otherwise), operations, performance, properties or prospects of the Borrower or any Subsidiary thereof as any Lender may, from time to time, reasonably request; provided, that except with respect to the Collateral, the Accounts and information required to calculate the Financial Covenants, the Borrower shall not be required to provide to the Administrative Agent or any Lender non-public information about the Borrower or its Subsidiaries unless required or requested by or pursuant to applicable laws, regulations, orders, directives, guidelines, credit policies or similar requirements or any Governmental Authority.  Any such non-public information not related to the Collateral, the Accounts or information required to calculate the Financial Covenants, shall be disclosed pursuant to confidentiality agreements as may be required to comply with applicable securities laws and regulations.

(d)           Obtain, preserve and maintain, and cause each of the Tenant Subsidiaries to obtain, preserve and maintain (i) their corporate existence, rights (charter and statutory) and going concern status, and (ii) all approvals, authorizations, licenses, permits and franchises, of all Governmental Authorities necessary to enable the Borrower and each Tenant Subsidiary to operate and maintain their property, business and operations.

(e)          At any reasonable time and from time to time upon reasonable written notice, (i) permit the Administrative Agent, or any agents or representatives thereof, to audit and examine and make copies of and abstracts from the records and books of account of the Borrower with respect to the Collateral, and visit the properties of the Borrower, and to discuss the affairs, finances and accounts of the Borrower with any of its officers; and (ii) permit, from time to time any and every appraiser designated by the Administrative Agent to enter upon any Realty to perform an Appraisal of such Realty at Lender’s cost and expense; provided, that if an Event of Default has occurred and is continuing any and all Appraisals commissioned by the Administrative Agent during such period shall be performed at the Borrower’s sole cost and expense.

(f)            Keep and maintain, and cause each of its Subsidiary to keep and maintain, proper books of record and account, in which full and correct (subject to normal year-end audit adjustments) entries shall be made of all financial transactions and the assets and businesses of the Borrower and its Subsidiaries thereof in accordance with Generally Accepted Accounting Principles consistently applied.

(g)           Maintain and preserve the Realty and all other properties which are necessary for the proper conduct of its businesses in good working order and condition, ordinary wear and tear excepted, except where the failure to do so is not, individually or in the aggregate, may result in a Material Adverse Effect; and at all times do or cause to be done all things necessary to obtain, preserve, renew and keep in full force and effect all patents, trademarks, service marks and trade names, except where the failure to do so is not, individually or in the aggregate, may result in a Material Adverse Effect.

(h)           Utilize the proceeds of the Advances for the purposes set forth in Section 2.1.

(i)            (i)          File, and cause all its Subsidiaries to file, all federal, state, commonwealth and local tax returns and other reports required by law to be filed; (ii) maintain, and cause all its Subsidiaries to maintain, adequate reserves for the payment of all taxes, assessments, governmental charges and levies imposed upon the Borrower, their income or their profits; (iii) pay and discharge, and cause all its Subsidiaries to pay and discharge, all such taxes, assessments, governmental charges and levies imposed upon the Borrower, its Subsidiaries or against their respective properties prior to the date on which penalties accrue, except in each case to the extent that the same may be contested by the Borrower or its Subsidiary, as the case may be, in good faith by appropriate proceedings and adequate reserves have been made therefor, unless and until a Lien resulting therefrom (other than a Lien permitted by clause (a) of the definition of Permitted Liens) attaches to its property and becomes enforceable against its other creditors; and (iv) pay when due all condominium assessments, fees and dues related to the Realty.

(j)            Furnish to the Administrative Agent promptly after the filing thereof with the Secretary of Labor of the United States or the PBGC, copies of each annual report which is filed with respect to each Plan maintained by the Borrower or any ERISA Affiliate for each Plan year, including, if available to the Borrower or ERISA Affiliate:

(i)          a statement of assets and liabilities of such Plan as of the end of such Plan year and statements of changes in fund balance and in financial position, or a statement of changes in net assets available for Plan benefits for such Plan year, certified by independent public accountants of recognized standing acceptable to the Administrative Agent, and

(ii)          an actuarial statement of such Plan applicable to such Plan year, certified by an enrolled actuary of recognized standing acceptable to the Administrative Agent.

(k)           Continue, and cause each of its Subsidiaries to continue, to be Solvent.

(l)            Conduct, and cause all its Subsidiaries to conduct, their business so as to comply in all material respects with all applicable Environmental Laws and Environmental Permits; provided, however, that nothing contained in this Subsection shall prohibit the Borrower or any Subsidiary thereof from contesting, in good faith by appropriate legal proceedings, any such Environmental Law or Environmental Permit or the interpretation or application thereof, provided, further, that the Borrower or such Subsidiary shall comply with the order of any court or other governmental body of applicable jurisdiction relating to such Environmental Laws and Environmental Permits unless the Borrower or such Subsidiary shall then be prosecuting an appeal or proceedings for review and shall have secured a stay of enforcement or execution or other arrangement postponing enforcement or execution pending such appeal or proceedings for review.  If the Borrower or any of its Subsidiary shall (i) receive notice from any Governmental Authority or third party that any violation of any Environmental Law or Environmental Permit may have been committed by the Borrower or any of its Subsidiaries, or is about to be committed by the Borrower or any of its Subsidiaries, (ii) receive notice that any Environmental Action has been filed against the Borrower or any of its Subsidiaries, or is about to be filed against the Borrower or any of its Subsidiaries alleging violations of any Environmental Law or Environmental Permit or requiring the Borrower or any of its Subsidiaries to take any action in connection with the release of toxic or hazardous substances into the environment, (iii) receive any notice from a federal, state, commonwealth or local governmental agency or private party alleging that the Borrower or any of its Subsidiaries may be liable or responsible for costs associated with a response to or cleanup of a release of a toxic or hazardous substance into the environment or any damages caused thereby, (iv) receive any notice that the Borrower or any of its Subsidiaries is subject to federal, state, commonwealth or local investigation evaluating whether any remedial action is needed to respond to the release of any hazardous or toxic waste, substance or constituent, or any other substance into the environment, or (v) receive any notice that any properties or assets of the Borrower or any of its Subsidiaries are subject to a Lien in favor of any governmental entity for any liability under Environmental Laws or damages arising from or costs incurred by such governmental entity in response to a release of a hazardous or toxic waste, substance or constituent, or any other substance into the environment, then the  Borrower shall promptly but in any event within five (5) Business Days after the Borrower’s or such Subsidiary’s receipt thereof, provide the Administrative Agent with a copy of such notice.

(m)          Conduct all transactions otherwise permitted under the Loan Documents with any of their Affiliates on terms that are commercially fair and reasonable and no less favorable to the Borrower than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate.

(n)           Promptly after the sending or filing thereof, copies of all proxy statements, financial statements, and reports which the Borrower or any Subsidiary sends to its stockholders, and copies of all regular, periodic, and special reports, and all registration statements which the Borrower or any Subsidiary files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or with any national securities exchanges.

(o)           Perform under all material terms, covenants and conditions on its part to be performed or observed under all Leases.

(p)           As of the end of each fiscal quarter and each Fiscal Year of the Borrower, maintain a Debt Service Coverage Ratio of not less than 1.25 to 1.00.

(q)           As of the end of each fiscal quarter of the Borrower, maintain a Debt to Equity Ratio of not more than 1.50 to 1.00.

SECTION 5.2.                      Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will not, without the prior written consent of the Majority Lenders:

(a)          Create, incur, assume or suffer to exist to create, incur, assume or suffer to exist, any Lien or other charge or encumbrance, or any other type of preferential arrangement, upon or with respect to any of their properties (real or personal, tangible or intangible), including, without limitation, the Realty, whether now owned or hereafter acquired, or assign any right to receive income, excluding, however, from the operation of the foregoing restrictions the following Liens: (i) Liens created by the Loan Documents, (ii) Liens on the Borrower’s assets (other than the Collateral or the equity interests of any Tenant Subsidiary) securing the additional Debt permitted under Section 5.2(b), and (iii) Permitted Liens.

(b)           Create, incur, guarantee, endorse, assume or suffer to exist any Debt, direct, contingent or otherwise, except (i) Debt hereunder and under the Notes; (ii) trade payables and accruals incurred in the ordinary course of business; (iii) unsecured current liabilities incurred in the ordinary course of business other than for borrowed money; (iv) Debt under any Capitalized Lease to the extent that the principal component thereof (which principal component has been or should, at the time of determination, be capitalized on a balance sheet in accordance with Generally Accepted Accounting Principles), does not exceed $2,000,000 in aggregate principal amount at any time outstanding for the Borrower; (v) Debt under Repurchase Agreements having a term not exceeding five years; (vi) without duplication of any other item of Debt described in clauses (i) through (v) above, Debt existing as of the Closing Date and described in Schedule 4.1(x); and (vii) Debt for borrowed money in addition to the items of Debt described in clauses (i) through (vi) above and long as (A) such additional Debt does not exceed at any time outstanding the principal amount of $100,000,000; (B) on the date of incurrence of such additional Debt no Default exists or would result therefrom; and (C) Borrower  complies with the Financial Covenants on a pro forma basis taking into account the additional Debt.   The calculation of item (iv) above shall not include the principal component of any Capitalized Lease which payments are reimbursed by a Subsidiary of the Borrower.

(c)           Create, incur, assume or suffer to exist any Obligations as lessee (excluding Capitalized  Leases), (i) for the rental or hire of real or personal property in connection with any sale and leaseback transaction, or (ii) for the rental or hire of other real or personal property of any kind under leases or agreements to lease (excluding Capitalized Leases) having an original term of one year or more that would cause the direct and contingent liabilities of both of the Borrower in respect of all such Obligations to exceed $2,000,000 during any Fiscal Year of the Borrower.  The calculation of item (ii) above shall not include payments under leases or agreements to lease (excluding Capitalized Leases) which are reimbursed by a Subsidiary of the Borrower.

(d)           Declare or pay any dividends, or purchase, redeem, retire, defease or otherwise acquire for value any of its capital stock or any warrants, rights or options to acquire such capital stock now or hereafter outstanding, or return any capital to its shareholders, or make any distribution of assets, capital stock, warrants, rights, options, obligations or securities to its shareholders, or permit any Subsidiary to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of the Borrower or any warrants, rights or options to acquire such capital stock (collectively, a “Distribution”); provided that, subject to the conditions set forth below, the  Borrower may: (i) make repurchases of its capital stock; and (ii) declare and pay dividends to its shareholders during any Fiscal Year in an aggregate amount that does not exceed the higher of: (A) fifty percent (50%) of Borrower’s Net Income for the immediately preceding Fiscal Year, as evidenced by Borrower’s annual audited financial statements submitted pursuant to Section 5.1(c)(ii); and (B) the aggregate amount of dividends paid or declared by the Borrower during the immediately preceding Fiscal Year.   Notwithstanding the provisions of this Section 5.02(d), (i) in no event shall Distributions during any Fiscal Year exceed the aggregate amount of $50,000,000, (ii) the Borrower shall make no Distribution if a Default has occurred and is continuing or would result therefrom, except if such Distribution consists of dividends not exceeding the aggregate amount of dividends paid or declared during the immediately preceding Fiscal Year and no Specified Default has occurred and is continuing; and (iii) if Borrower’s Tangible Net Worth is less than $700,000,000 at the time of any proposed Distribution or would fall below such amount as a result therefrom, the Borrower shall not make such Distribution, except if such Distribution consists of dividends not exceeding the aggregate amount of dividends paid or declared during the immediately preceding Fiscal Year (annualized if not declared with respect to the full Fiscal Year) and no Specified Default has occurred and is continuing.

(e)           Sell, lease, transfer or otherwise dispose of any asset (including, without limitation, the Realty), except (i) the sale or disposal of personal property in the ordinary course of business; (ii) if no Specified Default then exists or would result therefrom, the sale of any Rexam Realty as long as the Borrower notifies the Administrative Agent of such sale at least fifteen (15) Business Days before the closing thereof, the aggregate Rent payable under the Leases shall not be reduced and the Borrower partially prepays the Advances on or before the date of such closing in accordance with Section 2.8(b)(iii); (iii) if no Specified Default then exists or would result therefrom, the sale of any Subsidiary that is not a Tenant Subsidiary; and (iv) if no Default then exists or would result therefrom, the sale of a Tenant Subsidiary as long as the Borrower notifies the Administrative Agent of such sale at least five (5) Business Days before the closing thereof and the Borrower partially prepays the Advances on or before the date of such closing in accordance with Section 2.8(b)(iv).

(f)            Convert into another form of organization or change its domicile; or merge or consolidate with, or permit any Subsidiary to merge or consolidate with, any Person; except that (i) any Subsidiary may merge with the Borrower, if the surviving entity is the Borrower and there if no change in the composition of the Board of Directors of Borrower; and (ii) any Subsidiary may merge or consolidate with any other Subsidiary.

(g)           Make any material change in the nature of the business carried on by the Borrower as of the date of this Agreement, or make any material change in the Borrower’s business purposes and operations, except for the acquisition of other entities are engaged in other lines of business.

(h)           Assume, guarantee, endorse or otherwise be or become liable upon, the obligations of any Person, except by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, except for a guaranty for the obligations of its wholly-owned Subsidiaries as long as the issuance and maintenance of such  guaranty is not reasonably likely to result in a Material Adverse Effect.

(i)            Make or have outstanding at any time any guarantee, loan or advance to, or otherwise extend credit to any Person, including without limitation any officer, director or stockholder of the Borrower or any Affiliate of the Borrower, other than (i) loans and advances to Borrower’s employees and officers in the ordinary course of business that do not exceed the amount of $100,000 at any time outstanding, and (ii) accounts receivable owing to the Borrower created or acquired in the ordinary course of business and payable on customary trade terms of the Borrower; and (iii) loan and advances due from Affiliates not exceeding the amount of $100,000,000 at any time outstanding.

(j)            Create or enter, or permit any Subsidiary thereof to create or enter, into any Plan, except in compliance with ERISA and all other applicable laws and regulations; and pay and discharge, and cause its Subsidiaries to pay and discharge, all obligations and liabilities under ERISA of a character which if unpaid or unperformed may result in the imposition of a Lien against any of its properties or assets.

(k)           Transfer its chief executive office or principal place of business, or its records, at any locations other than those at which the same are presently kept or maintained, as set forth on Schedule 4.1(s) hereto, except after notice thereof to the Administrative Agent and, if applicable, the delivery to the Administrative Agent of security instruments, if required by the Administrative Agent in order to establish or maintain a Lien on any Collateral, in form and substance satisfactory to the Administrative Agent.

(l)            Use any corporate, company or other name (other than its own), other than those disclosed on Schedule 4.1(t) hereto, except after the delivery to the Administrative Agent of security instruments, if required by the Administrative Agent in order to establish or maintain a Lien on any Collateral, in form and substance satisfactory to the Administrative Agent.

(m)          Enter into or be a party to any transaction with any of its Affiliates (other than Borrower’s wholly-owned Subsidiaries), except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s business and upon fair and reasonable commercial terms which are fully disclosed to the Administrative Agent and are no less favorable to the Borrower than the Borrower would obtain in a comparable arm’s length transaction with a Person which is not the Borrower’s Affiliates.

(n)          Amend the Constituent Documents of the Borrower or any Tenant Subsidiary in any matter which may adversely affect the interest of the Administrative Agent or any Lender or which is reasonably likely to result in a Material Adverse Effect.

(o)           Make or permit any change in accounting policies or reporting practices of the Borrower or any of its Subsidiaries including, without limitation, any change in their Fiscal Year or fiscal periods, except as required by Generally Accepted Accounting Principles.

(p)           Amend, modify, cancel or terminate any Lease or consent to or accept any cancellation or termination thereof or waive any rights thereunder; default in any obligation under any Lease or take any action in connection with any Lease that may have a Material Adverse Effect; permit any Lease to expire or be terminated if the same shall not be renewed under similar terms and conditions; or permit any Tenant Subsidiary to assign any Lease or to fail to pay when due any Rent under its corresponding Lease.

(q)           Abandon any Realty, or commit waste or permit impairment or deterioration of the Realty.

(r)            Remove, demolish or alter any improvement now existing or hereafter erected on any Realty or any fixture, equipment, machinery or appliance in or on any Realty, except in the ordinary course of business when incident to a Lease or to the replacement of fixtures, equipment, machinery and appliances with items of like kind, and provided no Material Adverse Effect is reasonably likely to result therefrom.

(s)           Subdivide any Realty or initiate a change in the zoning classification of any Realty.

(t)            Become, or permit or cause any Subsidiary to become, a Prohibited Person or a Person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of the Executive Order; or engage, or permit or cause the Borrower or any of its Subsidiaries to engage, in any of the transactions prohibited by Section 2 of the Executive Order; or associate with, or permit or cause any Loan Party, any stockholder or member of any Loan Party or their Subsidiaries to associate with, Persons such that a violation by any Loan Party or any stockholder or member thereof of Section 2 of the Executive Order would arise.

ARTICLE 6
SPECIAL PROVISIONS AS TO COLLATERAL; CASUALTY AND CONDEMNATION

SECTION 6.1.                      Granting and Perfection of Security Interests.

(a)           It is the intention of the Administrative Agent, the Lenders and the Borrower, and the Administrative Agent, the Lenders and the Borrower hereby agree that, until all obligations hereunder and under the Notes and other Loan Documents have been indefeasibly paid in full in cash, the Administrative Agent’s Lien, for its benefit and the ratable benefit of the Lenders, in the Collateral, and all products and proceeds thereof, shall continue in full force and effect. The Borrower shall take, or cause to be taken, any and all steps reasonably requested by the Administrative Agent necessary to perfect, maintain and protect the Administrative Agent’s Lien, for its benefit and the ratable benefit of the Lenders, in the Collateral, including, without limitation, (i) executing and filing security instruments, or amendments thereof, in form and substance reasonably satisfactory to the Administrative Agent, and (ii) delivering to the Administrative Agent all notices, consents, estoppels, acknowledgments and instruments which the Administrative Agent deems reasonably necessary or advisable to establish, preserve and perfect the first priority assignments and Liens granted, or purported to be granted, to the Administrative Agent, for its benefit and the ratable benefit of the Lenders, under the Loan Documents.  The Borrower shall pay the costs of, or incidental to, any recording or filing of any security instrument concerning the Collateral and the costs of, or incidental to, any and all other steps or procedures which the Administrative Agent may request in order to perfect, maintain and protect the Administrative Agent’s Lien, for its benefit and the ratable benefit of the Lenders, in the Collateral.  If the Borrower fails to pay any taxes, assessments or governmental charges levied or assessed or imposed upon or with respect to the Collateral or any part thereof promptly when due (except to the extent that the same are being contested by the Borrower in good faith by appropriate proceedings and adequate reserves have been made therefor), the Lenders may (but shall not be required to) pay the same and charge the cost thereof to the Tax and Insurance Reserve Account, the Cash Collateral Account, the Debt Service Reserve Account, any Operating Account or any other account of the Borrower as part of the Obligations payable hereunder on demand and secured by the Collateral.  In order to protect or perfect any Lien which the Administrative Agent, for its benefit and the ratable benefit of the Lenders, is granted under any Loan Document, the Administrative Agent may, in its sole reasonable discretion, maintain guards, discharge any Lien or encumbrance or bond the same, pay any insurance, service bureau or warehouseman, or obtain any record and charge the same to the Tax and Insurance Reserve Account, the Cash Collateral Account, the Debt Service Reserve Account, any Operating Account or any other account of the Borrower as part of the obligations payable hereunder on demand and secured by the Collateral.

(b)           The Lenders may (i) waive or release any security or portion of the Collateral, (ii) enforce any security or portion of the Collateral following the occurrence and during the continuance of an Event of Default, (iii) apply such security or any proceeds of the Collateral to the Obligations as specified in Section 7.2 following the occurrence and during the continuance of an Event of Default, and direct the order or manner of sale thereof as the Lenders, from time to time, may determine, and (iv) settle, compromise, collect or otherwise liquidate any such Collateral for the Obligations in any manner following the occurrence and during the continuance of an Event of Default, without affecting or impairing the right of the Administrative Agent or the Lenders to take any other further action with respect to any security or Collateral for the Obligations or any part thereof.

(c)           It is the intention and agreement of the Administrative Agent, the Lenders and the Borrower that the Administrative Agent’s Lien and collateral assignment in the Collateral (for its benefit and the ratable benefit of the Lenders) granted pursuant to the Loan Documents, and all products and proceeds thereof, shall secure all of the Obligations of the Borrower under this Agreement and the other Loan Documents. Other than the indefeasible payment in full in cash and performance of all of the Obligations under the Loan Documents, no repayment or prepayment of all or any portion of the Notes shall cause, give rise to a right to require, or otherwise result in, the release of the Lien of, or a reduction in the amount of, the Mortgages or any other Collateral.

SECTION 6.2.                      Accounts.

(a)           Designated Operating Account.      (i) The Borrower shall establish, on or before the date hereof, and shall at all times thereafter maintain, a separate operating account with the Administrative Agent (hereinafter, the “Designated Operating Account”) into which all Rents (whether by cash, check or other instrument, wire transfer, direct deposit, ACH payment or other means) shall be deposited.  All Rents that are received by the Borrower shall be deposited by the Borrower in the Designated Operating Account on or before the next Business Day after receipt thereof.  The Designated Operating Account shall be in the name of the Borrower and, except as provided below, the Borrower shall have the right to originate instructions with respect to the Designated Operating Account.

(ii)         The Administrative Agent reserves the right to direct the tenants under the Leases, during the continuance of an Event of Default, by written notice given at any time prior to the indefeasible payment in full in cash of the Obligations under the Loan Documents, to send all cash, electronic transfers, checks and other instruments in respect of all Rents payable to the order of the Administrative Agent and to deliver such payments, checks and instruments directly to the Administrative Agent for deposit in the Cash Collateral Account or such other account as the Administrative Agent may designate.  Without limiting the foregoing, if after the Borrower or the Administrative Agent delivers any such payment instructions to any such tenant, the Borrower shall receive any payments (whether by cash, check, or other instrument, wire transfer, direct deposit, ACH payment or other means) in respect of Rents that are made payable or delivered in a manner contrary to the requirements of this Section, then Borrower shall deliver upon receipt such cash, checks, instruments and funds to the Administrative Agent by not later than the close of business on the Business Day after the same are received by the Borrower.

 (b)          Debt Service Reserve Account.  (i) The Borrower shall establish, on or before the date hereof, and shall at all times thereafter maintain, a separate debt service reserve account with the Administrative Agent (the “Debt Service Reserve Account”) into which the Borrower shall maintain at all times from the closing Date until the date of disbursement of the Term Loan B Advances and the Term Loan C Advances the minimum amount of $409,997.01 and, at all times thereafter, the minimum amount of $808,876.86.   If by 1:00 p.m. (Puerto Rico) time on the date such payment is due, any payment of principal or interest due under this Agreement has not been made by the Borrower, the Administrative Agent, at its sole discretion, may apply the funds deposited in the Debt Service Reserve Account to the payment of such amount due.  Upon application by the Administrative Agent of funds deposited in the Debt Service Reserve Account to the payment of any principal or interest due hereunder as set forth in the prior sentence, the Borrower shall, within thirty (30) days of such application, replenish any amounts so withdrawn from the Debt Service Reserve Account.

(ii)          The Debt Service Reserve Account shall be under the sole and exclusive dominion and control of the Administrative Agent, on behalf of the Lenders, and the Borrower shall not have the right to make any withdrawals from, exercise any control or authority over, or originate instructions with respect to, the Debt Service Reserve Account.

(c)           Tax and Insurance Reserve Account.  (i) The Borrower shall establish, on or before the date hereof, and shall at all times thereafter maintain, a separate tax and insurance reserve account with the Administrative Agent (the “Tax and Insurance Reserve Account”)  Upon any failure by the Borrower to pay Real Estate Taxes or Insurance Premiums or the occurrence and continuance of an Event of Default, the Borrower shall deposit immediately upon request of the Administrative Agent and at all times thereafter, on the first day of each month;

(A)          one twelfth (1/12th ) of the Real Estate Taxes that are budgeted for the Fiscal Year in question or such greater amount as the Administrative Agent estimates will be payable or should be accrued during the next ensuing twelve (12) months in order to accumulate in the Tax and Insurance Reserve Account sufficient funds to pay or accrue all such Real Estate Taxes at least thirty (30) days prior to their respective due dates; and

(B)          one twelfth (1/12th) of the Insurance Premiums that are budgeted for the Fiscal Year in question or such greater amount as the Administrative Agent reasonably estimates will be payable for the renewal of the coverage afforded by the Insurance Policies upon the expiration thereof in order to accumulate in the Tax and Insurance Reserve Account sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Insurance Policies.

(ii)          The Tax and Insurance Reserve Account shall be in the name of the Borrower but shall be under the sole and exclusive control and dominion of the Administrative Agent, on behalf of the Lenders, and the Borrower shall not have the right to make any withdrawals from, exercise any control or authority over, or originate instructions with respect to the Tax and Insurance Reserve Account.  The Administrative Agent will disburse or apply amounts in the Tax and Insurance Reserve Account to permit Borrower to pay for Real Estate Taxes and Insurance Premiums upon presentation of third-party bills therefor and an officer’s certificate in form and substance reasonably satisfactory to the Administrative Agent certifying that the requested disbursement will be used for the payment of the Real Estate Taxes or Insurance Premiums specified in the third-party bills presented to the Administrative Agent. In disbursing funds from the Tax and Insurance Reserve Account pursuant to this subsection (c), the Administrative Agent may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Real Estate Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax Lien or title or claim thereof.  The Administrative Agent shall make disbursements from the Tax and Insurance Reserve Account, or authorize such disbursement, within ten (10) Business Days after the Borrower’s request for such disbursement and the satisfaction of the other conditions set forth above in this subsection (c).  Unless the Borrower otherwise instructs the Administrative Agent in writing, disbursements under this subsection (c) shall be made by transfer of the corresponding funds to an Operating Account or, at the Administrative Agent’s discretion, by direct payment to the taxing authority, insurer or other Person entitled to receive such payment, as applicable.  If at any time the Administrative Agent reasonably determines that the amount in the Tax and Insurance Reserve Account is not or will not be sufficient to pay the Real Estate Taxes and Insurance Premiums for any corresponding period, the Administrative Agent shall notify Borrower in writing of such determination with an explanation as to the basis therefor, and Borrower shall increase its monthly payments into the Tax and Insurance Reserve Account by the amount that the Administrative Agent estimates is sufficient to make up the deficiency.

(d)           Cash Collateral Account.  (i) The Borrower shall establish, on or before the date hereof, and shall at all times thereafter maintain, a separate cash collateral account with the Administrative Agent (the “Cash Collateral Account”) into which the Administrative Agent may, if an Event of Default is then continuing, deposit all Rents and other cash proceeds.  Funds available in the Cash Collateral Account may be applied to the prepayment of the Notes from time to time at the sole discretion of the Majority Lenders as provided in Section 6.2(g)(ii).  The Cash Collateral Account shall be under the sole and exclusive dominion and control of the Administrative Agent, on behalf of the Lenders, and the Borrower shall not have the right to make any withdrawals from, exercise any control or authority over, or originate instructions with respect to, the Cash Collateral Account.

(ii)           Without limiting the rights of Administrative Agent and the Lenders under Section 6.2(g)(ii), the Borrower and the Lenders hereby irrevocably authorize the Administrative Agent, on behalf of the Lenders, to transfer, or cause to be transferred, from the Cash Collateral  Account on each Business Day, or as soon thereafter as sufficient immediately available funds are on deposit in the Cash Collateral Account to make the applicable transfers, funds in the following amounts:

(A)        funds in the amount, if any, required to be deposited in the Tax and Insurance Reserve Account pursuant to Section 6.2(c), shall be transferred from the Cash Collateral  Account to the Tax and Insurance Reserve Account;

(B)         funds in an amount equal to the sum of principal and interest next payable under the Notes, shall be transferred from the Cash Collateral Account to the Administrative Agent’s Account for ratable distribution to the Lenders;

(C)         funds in an amount equal to the amount required to be deposited in the Debt Service Reserve Account pursuant to Section 6.2(b), shall be transferred from the Cash Collateral  Account to the Debt Service Reserve Account; and

(D)         if, after all prior allocations under the preceding clauses (A) through (C), an Event of Default is then continuing, all funds remaining in the Cash Collateral Account may be paid or disbursed to pay condominium assessments, fees, dues and other operating expenses related to the Realty and/or applied pursuant to the provisions of Section 6.2(g)(ii).

(e)           Costs.  Borrower shall pay the reasonable costs of establishing and maintaining each of the Accounts (other than the Tax and Insurance Reserve Account and the Cash Collateral Account during the period from the Closing Date until the date any such Account is used for the first time).

(f)            Obligation to Fund; No Deemed Payment.  The Borrower acknowledges and agrees that, (i) notwithstanding the establishment of the Accounts and the availability of funds therein, it shall remain as the Borrower’s obligation to make full payment of all amounts due under this Agreement, the Notes and the other Loan Documents on their required due dates, and (ii) the insufficiency of any balance in the Accounts shall not relieve the Borrower from its obligation to fulfill all payment, preservation and maintenance covenants in this Agreement, the Notes and the other Loan Documents as and when required to be paid or performed.  Unless otherwise expressly provided in this Agreement, in no event shall the Administrative Agent or the Lenders have any obligation to transfer, disburse, or authorize the disbursement of, or apply funds from any of the Accounts.  The Borrower shall indemnify the Administrative Agent and each of the Lenders, and hold the Administrative Agent and each of the Lenders harmless from and against any and all actions, suits, claims, demands, liabilities, losses, actual direct damages, obligations and costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with the Accounts or the performance of the obligations for which the Accounts were established, except to the extent caused by the gross negligence or willful misconduct of the Administrative Agent or any Lender, respectively.

(g)           Grant of Security Interest; Rights upon Default; Release. (i)          The Borrower hereby pledges, assigns and grants a Lien to and in favor of the Administrative Agent, for its benefit and the ratable benefit of the Lenders, as security for the payment of all Obligations due in respect of the Loan Documents and the performance of all other terms, conditions and covenants of this Agreement and each other Loan Document, all of Borrower’s right, title and interest in and to each of the Accounts and all other Account Collateral.  The Borrower shall not further pledge, assign or grant any security interest in any of the Accounts or the Account Collateral, or permit any Lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC financing statements, except those naming the Administrative Agent, for the benefit of the Lenders, as the secured party, to be filed with respect thereto.

(ii)          Anything herein to the contrary notwithstanding, upon the occurrence and during the continuance of an Event of Default, (i) the Borrower shall have no further rights in respect of the Accounts or the Account Collateral, and (ii) the Administrative Agent and the Lenders shall have all rights and remedies with respect to the Accounts and the amounts on deposit therein and the Account Collateral as described in this Agreement and in the Loan Documents, in addition to all of the rights and remedies available to a secured party under the UCC, to the extent applicable, and other applicable laws, and, notwithstanding anything to the contrary contained in this Agreement or in the Loan Documents, the Administrative Agent may, but shall not be required to, apply funds on deposit in such Accounts and all other Account Collateral, in such amounts and in such order as the Administrative Agent and the Majority Lenders determine in their sole discretion, to (A) the payment of amounts due under this Agreement and/or the other Loan Documents including, but not limited to, payment of the Notes and interest thereon, (B) the payment of Real Estate Taxes and Insurance Premiums, (C) the payment of repairs and replacements of the Realty, (D) the payment of the costs of operating and maintaining the Realty, and (E) the payment of any other sums payable by the Borrower pursuant to the Loan Documents.

(iii)         The Borrower agrees that the Administrative Agent may file a financing statement or statements under the UCC in order to perfect the Administrative Agent’s Lien, for its benefit and the ratable benefit of the Lenders, in the Accounts and the Account Collateral. The Borrower further agrees that at any time and from time to time, at the expense of the Borrower, the Borrower will promptly execute and deliver all further instruments and documents, give such further notices, and take all further action, that may be reasonably necessary or desirable, or that the Administrative Agent may reasonably request, in order to perfect and protect any Lien granted or purported to be granted hereby or to enable the Administrative Agent or the Lenders to exercise and enforce its or their rights and remedies hereunder with respect to any Account or Account Collateral. The Lenders shall instruct the Administrative Agent to release to the Borrower all amounts, if any, remaining in the Accounts on the date that all of the Obligations of the Borrower under this Agreement, the Notes and the other Loan Documents have been indefeasibly paid in full in cash.

SECTION 6.3.                      Casualty.

(a)           Right to Adjust.

(i)           If any Realty or any material part thereof is damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt (but in any event within five (5) Business Days after the occurrence thereof) written notice thereof to the Administrative Agent, generally describing the nature and extent of such Casualty.  Unless otherwise expressly provided in this Agreement, following the occurrence of a Casualty, Borrower, provided that sufficient Proceeds are available, shall promptly proceed to restore, repair, replace or rebuild (or cause to be restored, repaired, replaced or rebuilt) the portion(s) of such Realty to the extent practicable to be of at least equal value and of substantially the same character as prior to the Casualty, all in accordance with the terms hereof. Notwithstanding the foregoing, the Borrower shall not be required to restore such Realty if the Proceeds are used to prepay the Notes in full in accordance with the terms of this Agreement.

(ii)          Subject to clause (v) below, in the event of a Casualty that involves a loss that does not exceed $500,000, Borrower may settle and adjust such claim; provided that such adjustment is carried out in a competent and timely manner. In such case, Borrower is hereby authorized to collect and receive any Proceeds for the Administrative Agent and the Lenders.

(iii)         Subject to clause (v) below, in the event a Casualty involves a loss that exceeds $500,000, Borrower may settle and adjust such claim only with the written consent of the Administrative Agent and the Majority Lenders, and the Administrative Agent shall have the opportunity to participate, at Borrower’s cost, in any such adjustments.

(iv)        Except as otherwise provided in Section 6.3(a)(ii) above, the Proceeds of any Insurance Policy shall be due and payable solely to the Administrative Agent, for the benefit of the Lenders, and held and applied in accordance with the terms hereof.

(v)         Notwithstanding the terms of clauses (ii) and (iii) above, the Administrative Agent, as administrative agent for the Lenders, shall have the sole authority to adjust any claim with respect to a Casualty and to collect all Proceeds related thereto, if an Event of Default shall have occurred and is continuing.

(b)           Borrower’s Right to Apply to Restoration.

In the event of a Casualty or Condemnation where the loss is in an aggregate amount equal to or less than $500,000, then the Lenders shall apply the Proceeds (after reimbursement of any expenses incurred by the Administrative Agent and the Lenders) to reimburse Borrower for the cost of restoring, repairing, replacing or rebuilding the applicable Realty (the “Restoration”) in the manner required hereby, provided and on the condition that (I) no Event of Default shall have occurred and be then continuing, and (II) Borrower shall (A) commence settlement of the insurance claim within thirty (30) days after the date of the Casualty, (B) diligently pursue the preparation of plans and specifications, the issuance of all necessary permits and approvals, the execution of construction contracts, and all other actions necessary to commence Restoration, (C) commence Restoration as soon as reasonably practicable (but in no event later than ninety (90) days after completion of the matters referred to in clause (B) above), and (D) diligently pursue each of the same to satisfactory completion.  If any of the conditions set forth in clauses (I) and (II) of this subsection (b) is not satisfied, then, notwithstanding anything herein to the contrary, unless the Majority Lenders shall otherwise elect, at their sole option, the Proceeds shall be applied to the prepayment of the Notes in accordance with the terms of Section 6.3(d).

(c)           Lenders’ Rights to Apply to Repayment or Restoration.

(i) In the event of a Casualty that involves a loss in an aggregate amount of more than $500,000 (a “Material Casualty”) or a Condemnation where the loss is in an aggregate amount of more than $500,000 (a “Material Condemnation”), the Lenders shall permit the application of the Proceeds (after reimbursement of any expenses incurred by the Administrative Agent and the Lenders) to reimburse Borrower for the cost of Restoration in the manner required hereby, provided and on the condition that:

(A) no Event of Default shall have occurred and be then continuing;

(B) the Restoration can be completed by the earliest to occur of: (I) one year following the receipt of the Proceeds, or, with the prior written approval of the Majority Lenders (such approval not to be unreasonably withheld, conditioned or delayed)(such longer period as may reasonably be required; and (II) the Term Loan A Maturity Date;

(C) Borrower shall (I) commence settlement of the insurance claim within thirty (30) days after the date of the Casualty, (II) diligently pursue the preparation of plans and specifications, the issuance of all necessary Permits and approvals, the execution of construction contracts, and all other actions necessary to commence Restoration, (III) commence Restoration as soon as reasonably practicable (but in no event later than ninety (90) days after completion of the matters referred to in clause (II) above and receipt of the Proceeds (but subject to the requirements of clause (B) above), and (IV) diligently pursue each of the same to satisfactory completion;

(D) in the reasonable judgment of the Administrative Agent and the Majority Lenders, any operating deficits which are projected to be incurred or are in fact incurred with respect to the Restoration of the applicable Realty as a result of the occurrence of any such Casualty or Condemnation will be covered out of (1) the Proceeds, (2) business interruption insurance, or (3) other funds of Borrower;

(E) the Borrower shall deliver, or cause to be delivered, to the Administrative Agent a signed, reasonably-detailed initial restoration budget containing the Borrower’s reasonable estimates of the cost of completing the Restoration and shall furnish to the Administrative Agent no less frequently than once every thirty (30) days an updated budget prepared by the Borrower containing all revisions and refinements to such budget and the amounts incurred through the date of such budget. Such initial budget and all subsequent budgets shall be acceptable to the Majority Lenders;

(F) the applicable Realty and the use thereof after the Restoration will be in compliance with and permitted under all Legal Requirements, including, without limitation, all applicable zoning laws, ordinances, rules and regulations; and

(G) the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all legal requirements.

If any of the conditions set forth in clauses (A) through (G) of this subsection (c)(i) is not satisfied, then, notwithstanding anything herein to the contrary, unless the Majority Lenders shall otherwise elect, at their sole option, the Proceeds shall be applied to the prepayment of the Notes in accordance with the terms of Section 6.3(d).

(ii)         The Proceeds shall be held by the Administrative Agent, for the benefit of the Lenders, and, until disbursed in accordance with the provisions hereof, shall constitute additional security for the Obligations under the Loan Documents. The Proceeds shall be disbursed by the Administrative Agent to, or as directed by, Borrower from time to time during the course of the Restoration, pursuant to the Administrative Agent’s customary requirements for the disbursement of construction loans.

(iii)         All plans and specifications required in connection with the Restoration shall be subject to prior review and acceptance in all respects by the Administrative Agent and by an independent consulting engineer or other Person selected by the Majority Lenders after consultation with the Borrower (the “Restoration Consultant”).  No approval of the plans, specifications, or working drawings for any Restoration or other alterations of the applicable Realty shall create any responsibility or liability on behalf of the Administrative Agent, any Lender or the Restoration Consultant for their completeness, design, sufficiency or their compliance with all legal requirements. The Lenders shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration.  The identity of the contractors, subcontractors and materialmen providing work and/or materials in excess of $250,000 in connection with a Restoration, as well as the contracts under which they have been engaged, shall be subject to prior review and acceptance by the Administrative Agent and the Restoration Consultant.  All reasonable out-of-pocket costs and expenses incurred by the Administrative Agent and the Lenders in connection with making the Proceeds available for the Restoration including, without limitation, reasonable legal fees and disbursements and the Restoration Consultant’s fees, shall be paid by Borrower.

(iv)        In no event shall the Administrative Agent be obligated to make disbursements of the Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Restoration Consultant, minus the Restoration Retainage; provided that, upon completion of each identifiable design element of the Restoration, and subject to the provisions of the last sentence of this paragraph (v), the Lenders shall release the related portion of the Restoration Retainage for the purpose of paying the contractors and other obligees with respect to such design element.  The term “Restoration Retainage” shall mean an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Restoration Consultant.  The Restoration Retainage shall in no event, and notwithstanding anything to the contrary set forth herein, be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration.  The Restoration Retainage shall be released in accordance with the Administrative Agent’s customary requirements for the release of retainages under construction loans.

(v)         The Administrative Agent shall not be obligated to make disbursements of Proceeds more frequently than once every calendar month.

(vi)        If at any time the Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of the Administrative Agent, be sufficient to pay in full the balance of the costs which are estimated by the Restoration Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) in immediately available funds with the Administrative Agent before any further disbursement of Proceeds shall be made.  The Net Proceeds Deficiency deposited with the Administrative Agent shall be held by the Administrative Agent and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Proceeds, and until so disbursed pursuant to this Section 6.3(c) shall constitute additional security for the Obligations under the Loan Documents.

(vii)       The excess, if any, of the Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with the Administrative Agent after the Restoration Consultant certifies to the Administrative Agent and the Lenders that the Restoration has been completed in accordance with the provisions of this Section 6.9(c), and the receipt by the Administrative Agent of evidence reasonably satisfactory to the Administrative Agent that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by the Administrative Agent to Borrower, provided no Event of Default shall have occurred and be continuing.

(viii)      All Proceeds not required (A) to be made available for the Restoration or (B) to be returned to Borrower as excess Proceeds pursuant to subsection (c)(vii) above, may be retained and applied by the Lenders ratably toward the payment of the Notes whether or not then due and payable in the manner provided in Section 6.3(d) or, at the discretion of the Majority Lenders, the same may be paid, either in whole or in part, to Borrower for such purposes as the Majority Lenders shall designate, in their discretion.

(e)           Application to Prepayment. Any application of Proceeds to the Notes pursuant to Sections 6.3(b) or (c) shall be without any prepayment premium or penalty, but shall be subject to the provisions of Section 9.4(c).  Any such application to the Notes shall be as set forth in Section 2.8(b)(ii).  No such application shall postpone or reduce any payments otherwise required pursuant to the Notes.

SECTION 6.4.                      Condemnation.

(a)           The Borrower shall promptly (but in any event within five (5) Business Days after obtaining knowledge thereof) give the Administrative Agent written notice of the actual or threatened commencement of any condemnation or eminent domain proceeding affecting any Realty (a “Condemnation”) and shall deliver to the Administrative Agent copies of any and all papers served in connection with such Condemnation.  Following the occurrence of a Condemnation, Borrower, regardless of whether Proceeds are available, shall promptly proceed to the Restoration of the same to the extent practicable to be of at least equal value and of substantially the same character as prior to such Condemnation, all to be effected in accordance with the terms of this Agreement applicable to Restorations. Notwithstanding the foregoing, the Borrower shall not be required to restore the any Realty if the Proceeds are used to prepay the Notes in full in accordance with the terms of this Agreement.

(b)           The Administrative Agent is hereby irrevocably appointed as Borrower’s attorney‑in-fact, coupled with an interest, with exclusive power to collect, receive and retain, on behalf of the Lenders, any Proceeds in respect of a Condemnation and to make any compromise or settlement in connection with such Condemnation, subject to the provisions of this Section 6.4.  Provided no Event of Default has occurred and is continuing, (x) in the event of a Condemnation where the loss does not exceed $500,000, Borrower may settle and compromise such Proceeds, provided that the same is effected in a competent and timely manner, and (y) in the event of a Condemnation where the loss exceeds $500,000, Borrower may settle and compromise the Proceeds only with the consent of the Majority Lenders and the Administrative Agent, and the Administrative Agent and the Lenders shall have the opportunity to participate, at Borrower’s cost, in any litigation and settlement discussions in respect thereof. Notwithstanding any Condemnation by any public or quasi‑public authority (including any transfer made in lieu of or in anticipation of such Condemnation), Borrower shall continue to pay the Obligations under the Loan Documents at the time and in the manner provided for therein.  The Lenders shall not be limited to the interest paid on the Proceeds by the condemning authority but shall be entitled to receive out of the Proceeds interest at the rate or rates provided in the Notes. Borrower shall cause any Proceeds that are payable to Borrower to be paid directly to the Administrative Agent, for the benefit of the Lenders, to be held and applied in accordance with the terms hereof.

SECTION 6.5.                      Borrower’s Cooperation.  Borrower shall cooperate with the Lenders in obtaining for the Lenders the benefits of any Proceeds lawfully or equitably payable in connection with any Realty, and the Administrative Agent and the Lenders shall be reimbursed for any out-of-pocket expenses incurred in connection therewith (including reasonable attorneys’ fees and disbursements, and, if necessary to collect such Proceeds, the expense of an appraisal on behalf of the Lenders in case of a Recovery Event affecting any Realty or any part thereof) out of such Proceeds.

SECTION 6.6.                      Payment of Obligations.  No Casualty or Condemnation shall affect the Borrower’s continuing obligation to pay the principal of, and interest on, the Notes and all other amounts payable under or pursuant to the Loan Documents.

SECTION 6.7.                      Control of the Realty.  Unless and until the Administrative Agent and/or the Lenders obtain the appointment of a receiver or similar relief in a foreclosure action or forecloses on the Realty, the Borrower and the Lenders agree that the Borrower (i) shall remain in possession of the Realty and, subject to the terms of the Loan Documents, shall continue to be responsible for any and all costs, expenses, disbursements, liabilities, and obligations of any kind or nature whatsoever, and for all employment, financing, leasing, management, and operating decisions relating to itself and the Realty, and (ii) shall continue to remain solely in control of its business and the operations related to the Realty.

SECTION 6.8.                      Application of Collateral.  The Majority Lenders, in their sole discretion, may, subject to applicable law, (i) exchange, waive or release any security or portion of the Collateral (subject to the provisions of Section 9.1), (ii) enforce any security or portion of the Collateral following the occurrence of an Event of Default, (iii) apply such security or any proceeds of the Collateral following the occurrence of an Event of Default, and direct the order or manner of sale thereof as the Majority Lenders, from time to time, may determine, and (iv) settle, compromise, collect or otherwise liquidate any such Collateral for the Obligations in any manner following the occurrence of an Event of Default, without affecting or impairing the right of the Administrative Agent or the Lenders to take any other further action with respect to any security or Collateral for the Obligations or any part thereof.

ARTICLE 7
EVENTS OF DEFAULT

SECTION 7.1.                      Events of Default.  If any of the following events (“Events of Default”) shall occur and be continuing:

(a)           The Borrower shall fail to pay when due any principal of or interest on any Advance within three (3) days after the same becomes due and payable, or shall fail to pay when due any fees or other amounts required to be paid pursuant to this Agreement, the Notes or any other Loan Documents within five (5) days after the same becomes due and payable; or

(b)           (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Sections 5.1(a), (c), (h), (i), (k), (o), (p) or (q) herein or Section 5.2; or (ii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed (other than as provided in Subsection (a) above and Subsection (b)(i) above) and such failure by any such Loan Party shall remain unremedied for a period of fifteen (15) days; or

(c)           Any representation or warranty made by any Loan Party (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

(d)           The Borrower shall (i) fail to pay any principal of, premium or interest on any Debt that is outstanding in a principal amount of $250,000 or more (excluding Debt evidenced by the Notes) of the Borrower, when due and owing (whether at scheduled maturity, by required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or relating to such Debt, or (ii) fail to perform any term, covenant or condition on its part to be performed or observed under any agreement or instrument relating to such Debt, when required to be performed or observed, and such failure shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

(e)           The Borrower shall generally not pay its Debts as such Debts become due, or shall admit in writing its inability to pay its Debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of any order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of sixty (60) calendar days or any of the actions sought in such proceeding (including, without limitation, the entry of any order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or the Borrower shall take any action to authorize any of the actions set forth above in this Subsection (e); or

(f)            Any Termination Event with respect to a Plan shall have occurred, and forty-five (45) calendar days thereafter, (i) such Termination Event (if correctable) shall not have been corrected, (ii) the then present value of such Plan’s vested benefits exceeds the then current value of assets accumulated in such Plan and such deficiency could reasonably be expected to have a Material Adverse Effect and (iii) such Termination Event could reasonably be expected to cause a Lien to arise with respect to any of the assets of the Borrower or any Subsidiary thereof; or if the Borrower or any Subsidiary thereof as employer under a Plan shall have made a complete or partial withdrawal from such Plan and the Plan sponsor of such Plan shall have notified such withdrawing employer that such employer has incurred an actual withdrawal liability which materially adversely affects the financial condition of the Borrower or any Subsidiary thereof; or

(g)           Any of the Liens established or purported to be established by any of the Loan Documents delivered to the Administrative Agent pursuant to this Agreement shall for any reason, except to the extent permitted by the terms thereof, cease to create a valid and perfected first priority Lien in any of the Collateral purported to be covered thereby securing the payment and performance of the Obligations hereunder, under the Notes and under the other Loan Documents or if a guaranty shall for any reason cease to be a valid and binding obligation of any guarantor or any guarantor shall so state in writing; or

(h)           Any judgment or order for the payment of money in excess of $250,000 shall be rendered against the Borrower and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of thirty (30) consecutive calendar days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(i)            Any non-monetary judgment or order shall be rendered against the Borrower that is reasonably likely to have a Material Adverse Effect, and there shall be any period of thirty (30) consecutive calendar days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(j)            Any provision of any Loan Document after delivery thereof pursuant to this Agreement shall for any reason (other than pursuant to the terms hereof or thereof) cease to be valid and binding on or enforceable against any party to it (other than the Administrative Agent or any Lender), or any such party shall so state in writing; or

(l)            A default on the part of the Borrower or any Subsidiary Tenant under any  Lease shall occur if the result of such default is to cause or permit the termination of such Lease; or

(m)          Any permit, license, endorsement or approvals which is necessary for the operation of the Realty shall for any reason cease to be in full force and effect and shall not be reinstated within a period of thirty (30) consecutive days thereafter if such event has or is reasonably likely to have a Material Adverse Effect; or

(n)           There shall have occurred a condition or a change or circumstances which  has or could reasonably be expected to have a Material Adverse Effect;

then, and in any such event, the Administrative Agent shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, (i) declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate; (ii) declare the Notes, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of the occurrence of any of the events described in Section 7.1(e) above, (A) the obligation of each Lender to make Advances shall automatically be terminated, and (B) the Notes and all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower; (iii) foreclose on all or any portion of the Collateral (including, without limitation, the application of all amounts on deposit or to be deposited in the Accounts, the Operating Accounts or any other account of the Borrower to any amounts due under this Agreement, the Notes and the other Loan Documents) and exercise all its rights under the Loan Documents and/or applicable law; (iv) require the appointment of a receiver for the Borrower or for the Realty or all or any part of its assets, without regard to the adequacy of any security, the solvency of the Borrower, or a showing of fraud or mismanagement on the part of the Borrower; and/or (v) seek any other remedies that may be available to the Administrative Agent or the Lenders under the Loan Documents and under applicable law.

SECTION 7.2.                     Prepayments After Default. Anything in this Agreement to the contrary notwithstanding, if, after the occurrence and during the continuance of an Event of Default, payment of all or any part of the Obligations under the Loan Documents is tendered by Borrower or otherwise recovered by the Administrative Agent or any Lender (including through set-off or realization upon Collateral), such tender or recovery shall be applied by the Administrative Agent and the Lenders, (i) first, to reimbursement of all out-of-pocket losses, costs and expenses (including reasonable legal fees) reasonably suffered or incurred by the Administrative Agent or any Lender as a result of such Event of Default, (ii) second, to the payment of interest (not including default interest) then due under the Notes, (iii) third, to the amount of principal then due under the Notes, (iv) fourth, to the payment of default interest and other amounts due under the Notes, and (v) fifth, to the payment of any other Obligations of the Borrower under the Loan Documents in such order as the Majority Lenders shall elect in their sole discretion.

ARTICLE 8
THE ADMINISTRATIVE AGENT

SECTION 8.1.                      Authorization and Action.  Each Lender hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto.  As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or applicable law.  The Administrative Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

SECTION 8.2.                      Administrative Agent’s Reliance, etc.  Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct.  Without limiting the generality of the foregoing, the Administrative Agent:  (i) may treat the payee of any Note as the holder thereof until the Administrative Agent receives and accepts an Assignment and Acceptance entered into by the Lender which is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in Section 9.7; (ii) may consult with legal counsel (including counsel for any of the Loan Parties), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or any other Loan Document; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document on the part of any Loan Party or to inspect the property (including the books and records) of any Loan Party; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document; and (vi) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (including telecopier or electronic communication) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 8.3.                      FirstBank and Affiliates.  With respect to its Commitments, the Advances made by it and the Notes issued to it, FirstBank shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include FirstBank in its individual capacity. FirstBank and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, any of the Loan Parties, any of its Subsidiaries and any Person who may do business with or own securities of the Borrower or any of its Subsidiaries, all as if FirstBank were not the Administrative Agent and without any duty to account therefor to the Lenders.

SECTION 8.4.                      Lender Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements of the Loan Parties and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to take its own credit decisions in taking or not taking action under this Agreement.

SECTION 8.5.                      Indemnification.  Each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower), from and against such Lender’s ratable share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any Loan Document or any action taken or omitted by the Administrative Agent under this Agreement or any Loan Document, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct.  Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any cost and expenses (including counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and the Loan Documents, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower.  For purposes of this Section, the Lenders’ respective ratable shares of any amount shall be determined, at any time, according to the sum of (a) the aggregate principal amount of the Advances outstanding at such time and owing to the respective Lenders, plus (b) their respective Commitments at such time.  The failure of any Lender to reimburse the Administrative Agent promptly upon demand for its ratable share of any amount required to be paid by the Lenders to the Administrative Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Administrative Agent for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Administrative Agent for such other Lender’s ratable share of such amount.

SECTION 8.6.                      Successor Administrative Agent.  The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Majority Lenders.  Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Administrative Agent.  If no successor Administrative Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation or the Majority Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or the Commonwealth of Puerto Rico and having a combined capital and surplus of at least $250,000,000.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement.  After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

ARTICLE 9
MISCELLANEOUS

SECTION 9.1.                      Amendments, etc.  No amendment or waiver of any provision of this Agreement, the Notes or any other Loan Documents, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that, unless otherwise agreed, no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following at any time:  (i) waive any of the conditions specified in Article 3, (ii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes or the Advances, or the number of Lenders that shall be required for the Lenders or any of them to take any action hereunder, (iii) amend or waive Section 5.2(e) with respect to Collateral, (iv) permit the creation, incurrence, assumption or existence of any Lien (other than Permitted Liens) on Collateral to secure any Obligations other than Obligations owing to the Lenders and the Administrative Agent under the Loan Documents, (v) amend this Section 9.1 or Section 2.10, (vi) increase the Commitments of the Lenders or subject the Lenders to any additional obligations, (vii) reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, (viii) postpone any date fixed for any payment of principal of, or interest on, the Notes, or any fees or other amounts payable hereunder or amend Section 2.8(b),  (ix) limit or forgive the liability of any party under any Loan Document, or (x) release Collateral except to the extent permitted by the Loan Documents, or (xi) amend the definition of the terms “Majority Lenders” or “Event of Default”; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document.  Each amendment shall be filed with the proper and necessary authorities, offices and public registries in Puerto Rico, and the Borrower agrees to execute, and to cause each Subsidiary to execute, all documents which may be reasonably required by the Administrative Agent in connection with such filing (including, without limitation, the corresponding amendments to any security instruments and any financing statements).

SECTION 9.2.                      Notices, etc.  All notices and other communications provided for hereunder shall be in writing (including telecopier or electronic communication) and mailed, e-mailed, or delivered personally or by courier, if to the Borrower, at its address at P.O. Box 362628, San Juan, Puerto Rico 00936-3628, Attention: Juan J.  Román Jiménez (Facsimile No. (787) 749-4191, email: jjroman@ssspr.com, if to any Lender, at its address specified opposite its name on the signature page hereof or in the Assignment and Acceptance pursuant to which it became a Lender; and if to the Administrative Agent, at its address at P.O. Box 9145, San Juan, Puerto Rico 00908-0146, Attention: Executive Vice President – Corporate Banking(Facsimile No. (787) 725-8339, email michaelmcdonald@firstbankpr.com; or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties.  All such notices and communications shall, when mailed, telecopied, be effective three (3) days after being deposited in the mails, on the day when transmitted by telecopier, on the day when sent by e-mail, respectively, and when delivered personally or by courier, on the day when delivery is made.  Notwithstanding the foregoing, notices and communications to the Administrative Agent pursuant to Articles 2, 3 or 8 shall not be effective until received by the Administrative Agent.

SECTION 9.3.                      No Waiver; Remedies.  No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 9.4.                      Costs, Expenses and Taxes; Indemnification.

(a)           The Borrower agrees to pay on the Closing Date all reasonable costs and expenses in connection with the preparation, execution and delivery of this Agreement, the Notes, the Loan Documents and the other documents to be delivered hereunder and under the other Loan Documents.  The Borrower also agrees to pay on demand all costs and expenses in connection with the administration, modification and amendment of this Agreement, the Notes, the Loan Documents and the other documents to be delivered hereunder and under the other Loan Documents, including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement and under the other Loan Documents.  The Borrower further agrees to pay on demand all reasonable costs and expenses, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes, the Loan Documents and the other documents to be delivered hereunder, including, without limitation, reasonable counsel fees and expenses in connection with the enforcement of rights under this Section 9.4(a).  In addition, the Borrower shall pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this Agreement, the Notes, the Loan Documents and the other documents to be delivered hereunder, and agrees to save the Administrative Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes.

(b)           The Borrower hereby agrees to indemnify and hold harmless the Administrative Agent and each Lender and each of their Affiliates and their officers, directors, employees, agents, advisors and representatives (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees and expenses of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with (i) any act or omission of the Borrower in connection with the transactions contemplated by this Agreement and the other Loan Documents or any use made or proposed to be made with the proceeds of the Advances or (ii) the actual or alleged presence of hazardous materials on any property of the Borrower or any Environmental Action relating in any way to the Borrower, in each case whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, shareholders or creditors or an Indemnified Party or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.

(c)           If any payment of principal of any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment pursuant to Sections 2.8 or 2.9, acceleration of the maturity of the Notes pursuant to Section 7.1 or for any other reason, the Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs and expenses that it may reasonably incur as a result of such payment, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance during such Interest Period.

(d)          If the Borrower fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender, in its sole discretion.

SECTION 9.5.                      Right of Set-off.  Upon the occurrence and during the continuance of any Event of Default each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final including, without limitation, funds on deposit from time to time in the Cash Collateral Account, the Debt Service Reserve Account, the Designated Operating Account and the other Operating Accounts, if any) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under this Agreement, the Note(s) held by such Lender and the other Loan Documents, whether or not such Lender shall have made any demand under this Agreement, such Note(s), such other Loan Documents and although such Obligations may be unmatured.  Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of any such set-off and application.  The rights of each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Lender may have.

SECTION 9.6.                      Binding Effect.  This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have been notified by each Bank that such Bank has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

SECTION 9.7.                      Assignments and Participations.

(a)           Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances, the Note or Notes held by it and the remaining Loan Documents); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement, (ii) the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of such assignment) shall in no event be less than $1,000,000 (unless such lesser amount is the entire amount of such assigning Lender’s Commitment or outstanding Advances) and shall be an integral multiple of $100,000, (iii) each such assignment shall be to an Eligible Assignee or to an Affiliate of the assignor, and (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register (as hereinafter defined) , an Assignment and Acceptance document in substantially the form of Exhibit F hereto (the “Assignment and Acceptance”), together with any Note or Notes subject to such assignment and a processing and recordation fee of $2,500.00.  Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (B) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b)           By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Sections 4.1(e), 4.1(f) and 5.1(c)(i) and (ii) (if available) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c)           The Administrative Agent shall maintain at its address referred to in Section 9.2 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”).  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)           Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit F hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.  Within five (5) Business Days after its receipt of such notice, the Borrower, at their own expense, shall execute and deliver to the Administrative Agent, in exchange for the surrendered Note or Notes, a new Note or new Notes to the order of such Eligible Assignee in an amount equal to the Commitments assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment hereunder, a new Note or new Notes to the order of the assigning Lender in an amount equal to the Commitments retained by it hereunder.  Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and shall otherwise be in substantially the form of Exhibits A, B and  C.

(e)           Each Lender may sell participations to one or more Eligible Assignees in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances and the Note or Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitments to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, and (iv) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

(f)            Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any confidential information relating to the Borrower received by it from such Lender pursuant to the terms of Section 9.12.

SECTION 9.8.                     Severability of Provisions.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 9.9.                      Survival of Covenants.  All covenants, agreements, representations and warranties made by the Borrower in this Agreement or in any other Loan Document or any instrument, document or certificate delivered pursuant hereto or thereto shall be deemed to have been material and relied on by the Lenders, notwithstanding any investigation made by the Lenders, and shall survive the execution and delivery of this Agreement and of such instrument, document or certificate until repayment of all amounts due hereunder and under the Notes; provided, however, that the Obligations of the Borrower under Section 9.4 of this Agreement shall survive such repayment.

SECTION 9.10.                    Application of Payments.  The Administrative Agent and each of the Lenders shall have the continuing and exclusive right to apply or reverse and re-apply any and all payments to any portion of the Obligations of the Borrower under any Loan Document.  To the extent that the Borrower or any Loan Party makes a payment or payments to the Administrative Agent or any Lender or the Administrative Agent or any Lender receives any payment or proceeds of the Collateral for the Borrower’s benefit, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law or state, commonwealth or federal law, or equitable cause, then, to the extent of such payment or proceeds received, the Obligations of  the Borrower or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by the Administrative Agent or any such Lender.

SECTION 9.11.                    Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.12.                   Confidentiality.  Each of the Administrative Agent and each of the Lenders severally agrees to keep confidential all non-public information pertaining to the Loan Parties or any of their respective Subsidiaries which is provided to it by any such parties in accordance with the Administrative Agent’s or such Lender’s customary procedures for handling confidential information of this nature, and shall not disclose such information to any Person except (i) to the extent such information is public when received by the Administrative Agent or such Lender or becomes public thereafter due to the act or omission of any party other than a Lender, (ii) to the extent such information is independently obtained from a source other than the Loan Parties or any of their respective Subsidiaries and such information from such source is not, to the Administrative Agent’s or such Lender’s knowledge, subject to any obligation of confidentiality or, if such information is subject to an obligation of confidentiality, that disclosure of such information is permitted, (iii) to any Affiliate of the Administrative Agent or such Lender, counsel, auditor, examiner or any regulatory authority having jurisdiction over the Administrative Agent or such Lender, accountants and other consultants retained by the Administrative Agent or such Lender, (iv) in connection with any litigation or the enforcement of the rights of any Lender or the Administrative Agent under this Agreement or any other Loan Document, (v) to the extent required by any applicable statute, rule or regulation or court order (including, without limitation, by way of subpoena) or pursuant to the request of any Governmental Authority having jurisdiction over any Lender or the Administrative Agent, provided, however, that in such event, if such Lender or the Administrative Agent, as the case may be, is able to do so, it shall provide the Borrower with prompt notice of such requested disclosure so that the Borrower may seek a protective order or other appropriate remedy, and, in any event, will endeavor in good faith to provide only that portion of such information which, in its reasonable judgment, is relevant and legally required to be provided, or (vi) to the extent disclosure to other Persons is appropriate in connection with any proposed or actual assignment or grant of a participation to such other Person (who will in turn be required to maintain confidentiality as if it were a Lender party to this Agreement).  In no event shall the Administrative Agent or any Lender be obligated or required to return any such information or other materials furnished by the Loan Parties pursuant to this Agreement or the other Loan Documents.

SECTION 9.13.                   WAIVER OF JURY TRIAL.  THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE ADVANCES OR THE ACTIONS OF THE ADMINISTRATIVE AGENT OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

SECTION 9.14.                    No Arbitration.  The Borrower hereby irrevocably agrees with each Lender that no arbitration of any sort whatsoever shall at any time be commenced or pursued by the Borrower or any Lender in connection with any claim, dispute or issue arising out of or otherwise relating to this Agreement or any other Loan Document.

SECTION 9.15.                   Patriot Act Notice.    The Administrative Agent and the Lenders hereby notify the Borrower that pursuant to the requirements of the Patriot Act, they are required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Administrative Agent and the Lenders to identify the Borrower in accordance with the Patriot Act.  The Borrower shall, and shall cause each of its Subsidiaries to, provide such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and Lenders in maintaining compliance with the Patriot Act.

SECTION 9.16.                    Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Puerto Rico.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

Borrower:

TRIPLE-S MANAGEMENT CORPORATION

By: /s/ René P. van Noort
	Name:	René P. van Noort
	Title:	Vice President and Treasurer

Affidavit No. 4,690

Acknowledged and subscribed before me in San Juan, Puerto Rico, on this 28th day of December, 2016 by the following person who is personally known to me: René P. van Noort, of legal age, married, executive and resident of San Juan, Puerto Rico, as Vice President and Treasurer of Triple-S Management Corporation.

/s/Jorge J. Rexach Vaquer
Notary Public

Administrative Agent:

FIRSTBANK PUERTO RICO
Administrative Agent
By: /s/ Vivian Arteaga
Name:	Vivian Arteaga
Title:	Vice President

Address for Notices:
1519 Ponce de Leon Avenue, Stop 23
San Juan, Puerto Rico 00908-0146
Attn:

Fax (787) 725-8339

Lender:

Term Loan A Commitment:	FIRSTBANK PUERTO RICO
$11,186,874.97
By: /s/ Vivian Arteaga
Term Loan B Commitment:	Name:	Vivian Arteaga
$20,149,790.70	Title:	Vice President

Term Loan C Commitment:
$4,116,209.30

Address for Notices:
1519 Ponce de Leon Avenue, Stop 23
San Juan, Puerto Rico 00908-0146
Attn:
Fax: (787) 725-8339

Lending Office:
1519 Ponce de Leon Avenue, Stop 23
San Juan, Puerto Rico 00908-0146
Attn:
Facsimile (787) 725-8339

EXHIBIT A

[Form of Term Loan A Note]

PROMISSORY NOTE

(Term Loan A Note)
$____________

FOR VALUE RECEIVED, TRIPLE-S MANAGEMENT CORPORATION, a corporation organized and existing under the laws of the Commonwealth of Puerto Rico (the “Borrower”), hereby promises to pay to the order of _____________ (the “Lender”), for account of its respective Applicable Lending Office provided for by the Credit Agreement referred to below, at the offices of FirstBank Puerto Rico, 1519 Ponce de Leon Avenue, Stop 23, San Juan, Puerto Rico, the principal sum of ________________ DOLLARS ($____________) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Term Loan A Advances made by the Lender to the Borrower under the Credit Agreement), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Term Loan A Advance, at such offices, in like money and funds, for the period commencing on the date of such Term Loan A Advance until such Term Loan A Advance shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount and interest rate of each Term Loan A Advance made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, endorsed by the Lender on the schedule attached hereto or any continuation thereof, provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligation of the Borrower to make a payment when due of any amount owing under the Credit Agreement or hereunder in respect of the Term Loan A Advance made by the Lender.

This Note is one of the Term Loan A Notes referred to in the Credit Agreement dated as of __________, 2016 (as modified and supplemented and in effect from time to time, the “Credit Agreement”) between the Borrower, the lenders party thereto and FirstBank Puerto Rico, as Administrative Agent, and evidences the Term Loan A Advances made by the Lender thereunder.  Terms used but not defined in this Note have the respective meanings assigned to them in the Credit Agreement.

The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Term Loan A Advances upon the terms and conditions specified therein.

This Note shall be governed by, and construed in accordance with, the laws of the Commonwealth of Puerto Rico.

TRIPLE-S MANAGEMENT CORPORATION

By:
Name:
Title:

Affidavit No. ________

Acknowledged and subscribed before me in San Juan, Puerto Rico, on this __ day of __________, 2016 by the following person who is personally known to me: __________________, of legal age, married, executive and resident of _____________, Puerto Rico, as ______________ of Triple-S Management Corporation.

Notary Public

EXHIBIT B

[Form of Term Loan B Note]

PROMISSORY NOTE

(Term Loan B Note)

$____________

FOR VALUE RECEIVED, TRIPLE-S MANAGEMENT CORPORATION, a corporation organized and existing under the laws of the Commonwealth of Puerto Rico (the “Borrower”), hereby promises to pay to the order of _____________ (the “Lender”), for account of its respective Applicable Lending Office provided for by the Credit Agreement referred to below, at the offices of FirstBank Puerto Rico, 1519 Ponce de Leon Avenue, Stop 23, San Juan, Puerto Rico, the principal sum of ________________ DOLLARS ($____________) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Term Loan B Advances made by the Lender to the Borrower under the Credit Agreement), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Term Loan B Advance, at such offices, in like money and funds, for the period commencing on the date of such Term Loan B Advance until such Term Loan B Advance shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount and interest rate of each Term Loan B Advance made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, endorsed by the Lender on the schedule attached hereto or any continuation thereof, provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligation of the Borrower to make a payment when due of any amount owing under the Credit Agreement or hereunder in respect of the Term Loan B Advance made by the Lender.

This Note is one of the Term Loan B Notes referred to in the Credit Agreement dated as of __________, 2016 (as modified and supplemented and in effect from time to time, the “Credit Agreement”) between the Borrower, the lenders party thereto and FirstBank Puerto Rico, as Administrative Agent, and evidences the Term Loan B Advances made by the Lender thereunder.  Terms used but not defined in this Note have the respective meanings assigned to them in the Credit Agreement.

The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Term Loan B Advances upon the terms and conditions specified therein.

This Note shall be governed by, and construed in accordance with, the laws of the Commonwealth of Puerto Rico.

TRIPLE-S MANAGEMENT CORPORATION

By:
Name:
Title:

Affidavit No. ________

Acknowledged and subscribed before me in San Juan, Puerto Rico, on this __ day of __________, 2016 by the following person who is personally known to me: __________________, of legal age, married, executive and resident of _____________, Puerto Rico, as ______________ of Triple-S Management Corporation.

Notary Public

EXHIBIT C

[Form of Term Loan C Note]

PROMISSORY NOTE

(Term Loan C Note)

$____________

FOR VALUE RECEIVED, TRIPLE-S MANAGEMENT CORPORATION, a corporation organized and existing under the laws of the Commonwealth of Puerto Rico (the “Borrower”), hereby promises to pay to the order of _____________ (the “Lender”), for account of its respective Applicable Lending Office provided for by the Credit Agreement referred to below, at the offices of FirstBank Puerto Rico, 1519 Ponce de Leon Avenue, Stop 23, San Juan, Puerto Rico, the principal sum of ________________ DOLLARS ($____________) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Term Loan C Advances made by the Lender to the Borrower under the Credit Agreement), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Term Loan C Advance, at such offices, in like money and funds, for the period commencing on the date of such Term Loan C Advance until such Term Loan C Advance shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount and interest rate of each Term Loan C Advance made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, endorsed by the Lender on the schedule attached hereto or any continuation thereof, provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligation of the Borrower to make a payment when due of any amount owing under the Credit Agreement or hereunder in respect of the Term Loan C Advance made by the Lender.

This Note is one of the Term Loan C Notes referred to in the Credit Agreement dated as of __________, 2016 (as modified and supplemented and in effect from time to time, the “Credit Agreement”) between the Borrower, the lenders party thereto and FirstBank Puerto Rico, as Administrative Agent, and evidences the Term Loan C Advances made by the Lender thereunder.  Terms used but not defined in this Note have the respective meanings assigned to them in the Credit Agreement.

The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Term Loan C Advances upon the terms and conditions specified therein.

This Note shall be governed by, and construed in accordance with, the laws of the Commonwealth of Puerto Rico.

TRIPLE-S MANAGEMENT CORPORATION

By:
Name:
Title:

Affidavit No. ________

Acknowledged and subscribed before me in San Juan, Puerto Rico, on this __ day of __________, 2016 by the following person who is personally known to me: __________________, of legal age, married, executive and resident of _____________, Puerto Rico, as ______________ of Triple-S Management Corporation.

Notary Public

EXHIBIT D
NOTICE OF BORROWING

_________, 201_

FirstBank Puerto Rico, as Administrative Agent
for the Lenders parties to the Credit
Agreement referred to below

San Juan, Puerto Rico

Attention:  Corporate Banking Group

Gentlemen:

The undersigned  refers to the Credit Agreement, dated as of ____________, 2016 (the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto and FirstBank Puerto Rico, as Administrative Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.2 of the Credit Agreement that the undersigned hereby requests a [Term Loan A\Term Loan B\Term Loan C] Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.2(a)(i) of the Credit Agreement:

(a)          The Business Day of the Proposed Borrowing is _________, 201_.

(b)          The aggregate amount of the Proposed Borrowing is $_________.

(c)          The proceeds of the Proposed Borrowing shall be used for the following purposes:  _________________________.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(1)     the representations and warranties contained in each Loan Document are true and correct in all material respects on and as of the date of the Proposed Borrowing, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

(2)    no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, which constitutes a Default.

(3)    there has occurred no Material Adverse Change in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower or any of its Subsidiaries.

Very truly yours,

TRIPLE-S MANAGEMENT CORPORATION

By:
Name:
Title:

EXHIBIT E

COMPLIANCE CERTIFICATE

(Pursuant to Section 5.1(c)(i) of the
Credit Agreement referred to below)

I, ____________________, ______________ of __________________ (the “Borrower”), HEREBY CERTIFY, pursuant to Section 5.1(c)(i) of the Credit Agreement dated as of ______________, 2015, among the Borrower and the Lenders parties thereto and FirstBank Puerto Rico, as Administrative Agent for the Lenders (said Agreement, as it has been or may hereafter be amended or otherwise modified from time to time, begin the “Credit Agreement”, the terms defined therein being used herein as therein defined), that I am the _______________ of the Borrower, and that each of the statements set forth below is true and correct:

1.             Financial Statement Date:  This certificate is prepared as of __________________, ____ (the “Financial Statement Date”).

2.             Financial Statements:  Enclosed herewith are true and correct copies of the financial statements of the Borrower as of the Financial Statement Date.

3.             Work Sheets:  Enclosed herewith are true and correct work sheets detailing the method and setting out the basis and calculations used to determine the ratios referred to in Section 4 below.

4.             Covenants:  The Borrower hereby represents and warrants that as of the Financial Statement Date:

(a)       INSERT CALCULATION OF FINANCIAL COVENANTS AS OF FINANCIAL STATEMENT DATE.

(b)       No event has occurred and is continuing which constitutes a Default.  [If a Default has occurred and is continuing, include a statement as to the nature thereof and the action which the Borrower has taken or will take with respect thereto.]

IN WITNESS WHEREOF, I have signed this certificate this ___ day of ________, 201_.

TRIPLE-S MANAGEMENT CORPORATION

By:
Name:
Title:

EXHIBIT F

ASSIGNMENT AND ACCEPTANCE

Dated _________, 201_

Reference is made to the Credit Agreement dated as of ____________, 2015 (the “Credit Agreement”) among TRIPLE-S MANAGEMENT CORPORATION, a Puerto Rico corporation (the “Borrower”), the Lenders (as defined in the Credit Agreement) and FirstBank Puerto Rico, as Administrative Agent for the Lenders (the “Administrative Agent”).  Terms defined in the Credit Agreement are used herein with the same meaning set forth therein.

________________ (the “Assignor”) and ______________ (the “Assignee”) agree as follows:

1.           The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to all of the Assignor’s rights and obligations under the Credit Agreement as of the date hereof which represents the percentage interest specified in Section 1 of Schedule 1 of all outstanding rights and obligations under the Credit Agreement, including, without limitation, such interest in the Assignor’s Term Loan A, Tem Loan B and Term Loan C  Commitments, the Term Loan A, Term Loan B and Term Loan C Advances owing to the Assignor, and the Term Loan A, Term Loan B and Term Loan C Notes held by the Assignor.  After giving effect to such sale and assignment, the Assignor’s and the Assignee's Term Loan A, Term Loan B and Term Loan C Commitments and the amount of the Term Loan A, Term Loan B and Term Loan C Advances owing to the Assignor and the Assignee will be as set forth in Section 2 of Schedule 1.

2.           The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by of the Borrower of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iv) attaches the Term Loan A, Term Loan B and Term Loan C Notes referred to in paragraph 1 above and requests that the Administrative Agent exchange such Notes for new Term Loan A, Term Loan B and Term Loan C Notes payable to the order of the Assignee in an amount equal to the Commitments assumed by the Assignee pursuant hereto and the Assignor in an amount equal to the Commitments retained by the Assignor under the Credit Agreement, respectively, as specified on Schedule 1 hereto.

3.           The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section ______ thereof and such other documents (including all Loan Documents) and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement and the other Loan Documents are required to be performed by it as a Lender; and (vi) specifies as its Lending Office and address for notices the offices set forth beneath its name on the signature pages hereof.

4.           Following the execution of this Assignment and Acceptance by the Assignor and the Assignee, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent.  The effective date of this Assignment and Acceptance shall be the date of acceptance thereof by the Administrative Agent, unless otherwise specified on Schedule 1 hereto (the “Effective Date”).

5.           Upon such acceptance and recording by the Administrative Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

6.           Upon such acceptance and recording by the Administrative Agent, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement and the Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal and interest) with respect thereto to the Assignee; provided, however, that anything herein to the contrary notwithstanding, upon receipt by the Administrative Agent of any payment of interest under the Notes payable to the order of the Assignee.  The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Notes for periods prior to the Effective Date directly between themselves.

7.           The Assignor shall pay to the Assignee an underwriting fee of $__________ on the Effective Date.

8.           This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the Commonwealth of Puerto Rico.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed by their respective officers thereunto duly authorized, as of the date first above written.

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]
as Assignor	as Assignee

By:	By:
Name:	Title:
Title:	Name:

LENDING OFFICE:

ADDRESS FOR NOTICES:

ACCEPTED BY:

FIRSTBANK PUERTO RICO, as
Administrative Agent
By:
Title:
Date:
Attachment: Schedule 1

EXHIBIT 10.1

Schedule 1.1

Rexam Realty

Rexam Center Condominium Office Building	Approximate Total Area	Registry of Property Section of Guaynabo Recordation Information	Assigned Parking Spaces

Office Number Two (2)	14,854.229 square feet or 1,380.403 square meters	Property number 42,973 recorded at page 1 of volume 1,225	Parking number 501 to 533 (total 33 parking spaces)

Office Number Three-A (3-A)	12,404.371 square feet or 1,152.404 square meters	Property number 43,053 recorded at page 84 of volume 1,226	Parking number 101 to 104, 604 to 606, 764 to 766, 814 to 820, 825, 826, 829, 830 and 834 to 838 (total 26 parking spaces)

Office Number Four-A (4-A)	6,386.056 square feet or 593.284 square meters	Property number 43,055 recorded at page 92 of volume 1,226	Parking number 302 to 312 and 375 to 383 (total 20 parking spaces)

Office Number Four-B (4-B)	6,832.861 square feet or 634.794 square meters	Property number 43,056 recorded at page 9 of volume 1,226	Parking number 337, 338, 403, 404, 407 to 409, 422 to 433 and 721 (total 20 parking spaces)

Office Number Eight-A (8-A)	6,425.806 square feet or 596.977 square meters	Property number 43,063 recorded at page 124 of volume 1,226
Parking number  628 to 638, 659 to 667, 728 to 738, 755 to 763 and 868 to 871 (total 44 parking spaces)

Note: Office Number Eight-A (8-A) was assigned the same parking spaces as Office Number Eight-B (8-B)

Office Number Eight-B (8-B)	6,872.611 square feet or 638.486 square meters	Property number 43,064 recorded at page 128 of volume 1,226
Parking number  628 to 638, 659 to 667, 728 to 738, 755 to 763 and 868 to 871 (total 44 parking spaces)

Note: Office Number Eight-B (8-B) was assigned the same parking spaces as Office Number Eight-A (8-A)

Office Number Ten (10)	14,027.625 square feet or 1,303.209 square meters	Property number 42,974 recorded at page 5 of volume 1,225	Parking number 460 to 469 and 479 to 498 (total 30 parking spaces)

EXHIBIT 10.1

Schedule 3.1(b)

Litigation, Actions and Investigations

See attached.

EXHIBIT 10.1

Schedule 4.1(h)

ERISA Plans

Triple-S Management Corp. Retirement Savings Plan for Administrative Employees

EXHIBIT 10.1

Schedule 4.1(i)

Subsidiaries

1.	Triple-S Propiedad, Inc.
2.	Clínica Las Americas Guaynabo d/b/a/ Salus
3.	Triple-S Salud, Inc.
4.	Triple-S Vida, Inc.
5.	Interactive Systems, Inc. d/b/a Triserve Tech
6.	TSM International, LLC
7.	Fundación para el Desarrollo Profesional e Investigaciones en Puerto Rico, Inc.
8.	Triple-S Insurance Agency, Inc.
9.	Socios Mayores en Salud Holdings, Inc.
10.	PR Life Services, Corp.
11.	Triple-S Blue, Inc.
12.	Triple-S Advantage Solutions, Inc.
13.	Triple-S Advantage, Inc.

EXHIBIT 10.1

Schedule 4.1(l)

Exceptions to Title

None.

EXHIBIT 10.1

Schedule 4.1(r)

Chief Executive Office and Places of Business

Chief Executive Office:

1441 Roosevelt Ave.
San Juan, PR 00920

Location of Originals of Assigned Agreements:

1441 Roosevelt Ave.
San Juan, PR 00920

Other Places of Business:

1510 Roosevelt Ave.
San Juan, PR 00920

EXHIBIT 10.1

Schedule 4.1(o)
Trade Names

None.

EXHIBIT 10.1

Schedule 4.1(w)

Existing Debt

Description	Outstanding as of December 28, 2016
FirstBank Notes	$11,460,206.31
GTS Notes	$24,000,000.00

EXHIBIT 10.1

Schedule 4.1(bb)

Leases

1.	Office Lease Agreement dated June 30, 2006 by and between Borrower, as landlord and Triple-S Propiedad, Inc. (formerly known as Seguros Triple-S, Inc.), as tenant.

2.	Office Lease Agreement dated June 30, 2006 by and between Borrower, as landlord and Triple-S Salud, Inc. (formerly known as Triple-S, Inc.), as tenant.

EXHIBIT 10.1

Schedule 4.1(cc)

Rent Roll

Commercial Tenant Rent Roll
Units #	Tenant	Monthly Rent	Annual Rent	Sq. Ft.
Edificio Principal	Triple-S Salud, Inc.	$335,451.60	$4,025,419.20	130,020.00
Edificio Anejo I	Triple-S Salud, Inc.	75,160.72	901,928.64	35,509.00
Edificio Anejo II	Triple-S Salud, Inc.	77,393.80	928,725.60	36,564.00
873 Estacionamientos	Triple-S Salud, Inc.	39,285.00	471,420.00
Lobby Triple-S Plaza	Triple-S Salud, Inc.	1,176.48	14,117.76	456.00
#4-B Triple-S Plaza	Triple-S Salud, Inc.	9,297.42	111,569.04	3,603.65
#10 Triple-S Plaza	Triple-S Salud, Inc.	6,266.82	75,201.84	2,429.00
#3-A Triple-S Plaza	Triple-S Salud, Inc.	18,218.92	218,627.04	12,404.37
Estacionamientos	Triple-S Salud, Inc.	1,267.50	15,210.00
#2 Triple-S Plaza	Triple-S Propiedad, Inc.	21,390.87	256,690.44	10,923.00
#4 Triple-S Plaza	Triple-S Propiedad, Inc.	14,312.19	171,746.28	7,308.35
#8-A&B Triple-S Plaza	Triple-S Propiedad, Inc.	28,628.88	343,546.56	14,619.00
#10 Triple-S Plaza	Triple-S Propiedad, Inc.	3,654.25	43,851.00	1,866.00
#10 Triple-S Plaza	Triple-S Propiedad, Inc.	2,790.63	33,487.56	1,425.00
#10 Triple-S Plaza	Triple-S Propiedad, Inc.	495.46	5,945.52	253.00
Lobby Triple-S Plaza	Triple-S Propiedad, Inc.	893.00	10,716.00	456.00
122 Estacionamientos	Triple-S Propiedad, Inc.	7,930.00	95,160.00
#3-A Triple-S Plaza	Triserve Tech	6,072.97	72,875.64	12,404.37
26 Estacionamientos	Triserve Tech	422.50	5,070.00
	Total Monthly Rent:	$650,109.01
	Total Annual Rent:		$7,801,308.12

	Summary: Rent per Tenant
		Monthly Rent	Annual Rent
Triple-S Salud, Inc.		563,518.26	6,762,219.12
Triple-S Propiedad, Inc.		80,095.28	961,143.36
Triserve Tech		6,495.47	77,945.64
TOTAL RENT:		650,109.01	7,801,308.12